UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

GS Financial Corp.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

1,257,938 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is based upon 1,257,938 shares of common stock outstanding multiplied by the merger consideration of $21.00 per share. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined at the rate of $116.10 per $1,000,000 of the aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$26,416,698

(5)	Total fee paid:

$3,066.98

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

                         , 2011

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of GS Financial Corp., to be held at          p.m., local time, on                          , 2011, at our headquarters located at 3798 Veterans Memorial Boulevard, Metairie, Louisiana. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an agreement and plan of merger pursuant to which GS Financial Corp. will be acquired by Home Bancorp, Inc., Lafayette, Louisiana.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of GS Financial Corp. common stock (other than certain shares held by Home Bancorp or GS Financial Corp.) will be converted into the right to receive $21.00 in cash, without interest.

The merger cannot be completed unless the shareholders of GS Financial Corp. approve and adopt the merger agreement and the parties receive all required regulatory approvals, among other customary conditions.

Based on our reasons for the merger described in the attached document, including the fairness opinion issued by our financial advisor, FIG Partners LLC, our board of directors believes that the merger agreement is advisable and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

The accompanying document gives you detailed information about the special meeting, the merger, the merger agreement and related matters. We urge you to read this entire document carefully, including the attached merger agreement.

It is very important that your shares be voted at the special meeting, regardless of whether you plan to attend the meeting in person. To ensure that your shares are represented on this very important matter, please take the time to vote by completing and mailing the enclosed proxy card in the manner described herein.

Thank you for your cooperation and your continued support of GS Financial Corp.

Sincerely,

Albert J. Zahn, Jr.

Chairman of the Board

GS FINANCIAL CORP.

3798 Veterans Memorial Boulevard

Metairie, Louisiana 70002

(504) 457-6220

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on                          , 2011

To the shareholders of GS Financial Corp.:

We will hold a special meeting of shareholders of GS Financial Corp. at         :00 p.m., local time, on                          , 2011, at our headquarters located at 3798 Veterans Memorial Boulevard, Metairie, Louisiana, for the following purposes:

•

to consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of March 30, 2011, between GS Financial Corp. and Home Bancorp, Inc., pursuant to which, among other things, (i) Home Bancorp Acquisition Corp., an interim corporation to be formed as a subsidiary of Home Bancorp, Inc., will merge with and into GS Financial Corp. and, immediately thereafter, GS Financial Corp. will merge with and be liquidated into Home Bancorp, Inc. and (ii) upon completion of the merger, each outstanding share of GS Financial Corp. common stock (other than specified shares held by GS Financial Corp. or Home Bancorp, Inc.) will be converted into the right to receive $21.00 in cash, without interest;

•	to cast an advisory vote on the compensation which may be received by the named executive officers of GS Financial Corp. in connection with the merger;

•

to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

We have fixed the close of business on                          , 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of GS Financial Corp. common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least two-thirds of the shares of GS Financial Corp. common stock present and entitled to vote at the special meeting is necessary to approve and adopt the merger agreement.

Dissenting shareholders who comply with the procedural requirements of the Louisiana Business Corporation Law will be entitled to receive payment of the fair cash value of their shares if the merger is effected upon approval of less than 80% of the total voting power of GS Financial Corp.

Our board of directors has determined that the merger agreement is advisable and in the best interests of the shareholders of GS Financial Corp. and unanimously recommends that shareholders vote “FOR” approval and adoption of the merger agreement, the proposal on executive compensation and the proposal to adjourn the special meeting, if necessary.

By Order of the Board of Directors

Stephen E. Wessel

President and Chief Executive Officer

Metairie, Louisiana

                         , 2011

IMPORTANT

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If you are a shareholder of record and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the special meeting in the manner described in the attached document.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the special meeting of shareholders of GS Financial and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should still carefully read this entire proxy statement, including each of the annexes.

Throughout this document, “GS Financial,” “we” and “our” refer to GS Financial Corp., “Guaranty Savings” refers to our wholly-owned savings bank subsidiary, Guaranty Savings Bank, “Home Bancorp” refers to Home Bancorp, Inc., “Home Bank” refers to the wholly-owned savings bank subsidiary of Home Bancorp of the same name and “Interim” refers to Home Bancorp Acquisition Corp., the corporation to be formed as a subsidiary of Home Bancorp and which will be merged with and into GS Financial. Also, we refer to the merger between Interim and GS Financial as the “merger,” the merger between Guaranty Savings and Home Bank as the “bank merger” and the agreement and plan of merger, dated as of March 30, 2011, between Home Bancorp, Inc. and GS Financial Corp. as the “merger agreement”.

The Special Meeting

Q:	Why am I receiving this proxy statement?

A:	GS Financial and Home Bancorp have agreed to the acquisition of GS Financial by Home Bancorp under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, GS Financial’s shareholders must vote to approve the merger agreement. GS Financial is holding the special meeting of shareholders to obtain this approval. This proxy statement contains important information about the merger, the merger agreement, the special meeting of shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of GS Financial common stock without attending the special meeting in person.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the board of directors of GS Financial.

Q:	When and where is the special meeting?

A:	The special meeting will be held at the headquarters of GS Financial, located at 3798 Veterans Memorial Boulevard, Metairie, Louisiana 70002, on , , 2011, at , p.m., local time.

Q:	What will I be asked to vote upon at the special meeting?

A:	You are being asked to vote on the approval of the merger agreement that GS Financial has entered into with Home Bancorp, which provides for the merger of Interim with and into GS Financial and, immediately thereafter, the merger of GS Financial with and into Home Bancorp, with Home Bancorp as the surviving corporation.

We also are asking you to cast an advisory vote on the compensation which may be received by the named executive officers of GS Financial in connection with the merger, and to authorize the named proxies to approve one or more adjournments of the special meeting, if necessary, in order to solicit additional proxies in favor of approval of the merger agreement at the time of the special meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of record of GS Financial common stock as of the close of business on , , 2011 are entitled to vote at the special meeting.

Q:	How do I vote?

A:	Indicate on your proxy card how you want to vote, sign and date your proxy card, and mail it in the enclosed, postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting.

Q:	May I vote in person?

A:	Yes. You may also attend the Special Meeting and vote your shares in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker to vote your shares at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Shareholders who hold their shares of GS Financial common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of GS Financial common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting. You should follow the procedures provided by your broker or other nominee regarding the voting of your shares. If you do not direct the record holder of your shares of GS Financial common stock how to vote your shares or obtain a legal proxy from the record holder, your shares will not be voted, which will have the effect described below.

Q.	What if I abstain from voting or fail to instruct my broker?

A.	If you are a holder of GS Financial common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, the abstention or a broker non-vote will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against adoption and approval of the merger agreement. With respect to the proposals to approve, in a non-binding vote, the compensation which may be received by the named executive officers of GS Financial in connection with the merger and to adjourn the special meeting, if necessary or appropriate in order to solicit additional proxies, an abstention or a broker non-vote will have no effect on the proposal.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy. You may also attend the special meeting and vote in person. Do not enclose or return your stock certificate(s) with your proxy card.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	If you are the shareholder of record of shares of GS Financial common stock, you may change your vote at any time before your proxy card is voted at the special meeting. You may do this in one of three ways. First, you may send a written, dated notice to the Secretary of GS Financial stating that you would like to revoke your proxy. Second, you may complete, sign, date and submit a new proxy card. Third, you may attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions received from your broker relating to changing those instructions.

The Merger

Q:	What will happen in the merger?

A:	Upon consummation of the merger, Interim, a to-be-formed corporation which will be a wholly owned subsidiary of Home Bancorp, will merge with and into GS Financial and GS Financial will then merge with and into Home Bancorp, with Home Bancorp being the surviving corporation. As a result, GS Financial’s separate corporate existence will cease upon consummation of the transactions contemplated by the merger agreement. In addition, Guaranty Savings will merge with and into Home Bank, with Home Bank being the surviving institution.

Q:	What will I receive in the merger?

A:	As a shareholder of GS Financial, you will receive $21.00 in cash, without interest and less any applicable withholding taxes, for each share of GS Financial common stock that you own (the “merger consideration”).

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of holders of not less than two thirds of the shares of our common stock present and entitled to vote at the special meeting. We urge you to complete, sign, date, and return the enclosed proxy card to ensure the representation of your shares at the special meeting.

Q:	If the merger is consummated, when can I expect to receive the merger consideration for my shares of common stock?

A:	After the merger is consummated, you will receive detailed instructions from the exchange agent regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. The exchange agent will arrange for the payment of the merger consideration to be sent to you promptly following receipt of your stock certificates and other documents required by the exchange agent.

Q:	Why is GS Financial’s board of directors recommending the merger?

A:	Our board believes that the merger and the merger agreement are advisable and in the best interest of our shareholders and unanimously recommends that you approve the merger agreement. To review our board’s reasons for recommending the merger, see the section entitled “The Merger — Recommendation of the Board of Directors and Reasons for the Merger” beginning on page of this proxy statement.

Q:	What are the tax consequences of the merger to me?

A:	Your receipt of the merger consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see the section entitled “The Merger-Material Federal Income Tax Consequences” beginning on page of this proxy statement. Your tax consequences will depend on your personal situation. You should consult your personal tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	When do you expect the merger to be consummated?

A:	We are working towards consummating the merger as quickly as possible. We currently expect to consummate the merger during the third quarter of 2011. We cannot, however, require Home Bancorp to consummate the merger until all of the conditions to the merger described in the merger agreement are satisfied or waived, including the approval of the merger agreement by our shareholders. The merger requires regulatory approvals including the approvals of the Office of Thrift Supervision. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible the parties will not complete the merger. For a further summary of the conditions of the merger, please see “The Merger Agreement— Conditions to the Merger” beginning on page of this proxy statement.

Q:	What will happen to my shares of common stock in GS Financial after the merger?

A:	From and after the effective time of the merger, your shares of GS Financial common stock will represent solely the right to receive the merger consideration and trading in our common stock on the Nasdaq Global Market will cease. Price quotations for our common stock will no longer be available, and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended (which we sometimes refer to as the Exchange Act).

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting is earlier than the expected effective time of the merger. If you held your shares of common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person who owns the shares of GS Financial common stock as of the effective time of the merger.

Q:	Should I send in my GS Financial stock certificates now?

A:	No. After the merger is consummated, the exchange agent will send you written instructions for exchanging your GS Financial stock certificates. You must return your GS Financial stock certificates as described in the instructions. You will receive your cash payment promptly after the exchange agent receives your GS Financial stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

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SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, a copy of which is included as Annex A to this document, and the other documents to which we have referred you. You may obtain copies of all publicly filed reports and other information from the sources listed under the section “Where You Can Find More Information,” beginning on page     . Page references are included in this summary to direct you to a more complete description of the topics.

This proxy statement is first being mailed to shareholders of GS Financial on or about                        , 2011.

The Parties (Page         )

•

GS Financial, headquartered in Metairie, Louisiana, is a Louisiana corporation and unitary savings and loan holding company, which owns all of the issued and outstanding shares of Guaranty Savings Bank. Guaranty Savings Bank is a federally chartered savings bank with five full service banking offices and one loan production office, all in the metropolitan New Orleans area. As of December 31, 2010, GS Financial had total assets of $263.8 million, deposits of $198.8 million and shareholders’ equity of $27.7 million.

•

Home Bancorp, a Louisiana corporation, is a unitary savings and loan holding company, which owns all of the outstanding common shares of Home Bank, a federally chartered savings bank. In order to complete the merger, Home Bancorp will organize a new Louisiana corporation, to be known as Home Bancorp Acquisition Corp. (which we also refer to as “Interim”), which will be a wholly owned subsidiary of Home Bancorp. Founded in 1908, Home Bank is a community and customer oriented stock savings bank organized under the laws of the United States. Home Bank is headquartered in Lafayette, Louisiana and conducts business from 18 full-service banking locations and one loan production office in the greater Lafayette, Baton Rouge and Northshore (of Lake Ponchartrain) regions of south Louisiana. Home Bank’s business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one-to four-family residential real estate, multi-family real estate and non-residential real estate, as well as consumer loans. As of December 31, 2010, Home Bancorp had total assets of $700.4 million, deposits of $553.2 million and shareholders’ equity of $131.5 million.

The Merger; Consideration To Be Received By Shareholders of GS Financial Corp. (Page       )

Home Bancorp and GS Financial have entered into a merger agreement which provides that GS Financial will be acquired by Home Bancorp by virtue of a two-step transaction consisting of an initial merger of a newly created subsidiary of Home Bancorp, to be known as Home Bancorp Acquisition Corp., with and into GS Financial, followed thereafter by the merger and liquidation of GS Financial with and into Home Bancorp. If the acquisition of GS Financial by Home Bancorp is completed, you will have the right to receive $21.00 in cash, without interest, for each share of GS Financial common stock that you own as of the effective time of the merger. Immediately after the merger, Guaranty Savings will be merged with and into Home Bank. You will need to surrender your GS Financial stock certificates to receive the cash merger consideration, but you should not send us any certificates now. If the merger is completed, an exchange agent will send you detailed instructions on how to exchange your shares.

Our Board of Directors Unanimously Recommends Approval and Adoption of the Merger Agreement by GS Financial Shareholders (Page     )

Based on the reasons described elsewhere in this document, GS Financial’s board of directors believes that the merger agreement and the merger is in the best interests of GS Financial and its shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

We Have Received an Opinion From Our Financial Advisor That the Cash Merger Consideration Is Fair To Our Shareholders from a Financial Point Of View (Page     )

Among other factors considered in deciding to approve the merger agreement, the GS Financial board of directors received the written opinion of our financial advisor, FIG Partners LLC, that, as of March 30, 2011 (the date on which the GS Financial board of directors approved the merger agreement), the $21.00 cash merger consideration is fair to the holders of GS Financial common stock from a financial point of view. The opinion is included as Annex B to this proxy statement. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by FIG Partners LLC in providing its opinion. FIG Partners LLC provided its opinion to the GS Financial board of directors in connection with its consideration of the merger, and the opinion is not a recommendation to any shareholder as to how to vote. GS Financial has agreed to pay FIG Partners LLC approximately $416,000 in connection with the merger of which approximately $20,000 has been paid to date.

The Special Meeting (Page   )

The special meeting will be held at   :     p.m., local time, on                      , 2011, at our headquarters, which is located at 3798 Veterans Memorial Boulevard, Metairie, Louisiana. At the special meeting, you will be asked to approve and adopt the merger agreement, to cast a non-binding, advisory vote on the compensation which may be received by the named executive officers of GS Financial in connection with the merger, to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement, and to act on any other matters that may properly come before the special meeting.

Record Date; Vote Required on the Merger Agreement (Page   )

You can vote at the special meeting if you owned shares of GS Financial common stock as of the close of business on                     , 2011. On that date, there were                shares of GS Financial common stock outstanding. You will have one vote at the special meeting for each share of GS Financial common stock that you owned of record on that date.

The affirmative vote of the holders of at least two-thirds of the shares of GS Financial common stock present and entitled to vote at the special meeting is necessary to approve and adopt the merger agreement.

The directors of GS Financial and Guaranty Savings have agreed with Home Bancorp to vote their shares of GS Financial common stock in favor of the merger and the merger agreement. As of                        , 2011, these individuals owned in the aggregate approximately       % of the outstanding shares of GS Financial Corp. common stock.

Certain Directors and Officers of GS Financial Have Financial Interests in the Merger Which Differ From Your Interests as a GS Financial Shareholder (Page     )

Some of the directors and executive officers of GS Financial have agreements and other benefit plans or arrangements that provide them with financial interests in the merger that are different from, or in addition to, your interests. These interests arise because of rights under benefit and compensation plans or arrangements maintained by GS Financial or Guaranty Savings, and include the following:

•	the vesting of all unvested recognition and retention plan awards under GS Financial’s 1997 Recognition and Retention Plan in connection with the merger;

•

Home Bancorp’s agreement to provide indemnification arrangements for directors and executive officers of GS Financial and to maintain directors’ and officers’ liability insurance for such persons for a period of three years following the merger;

•

Home Bancorp’s agreement to provide a retention bonus pool for selected employees of GS Financial and Guaranty Savings in order to assist in the retention of employees through and after the merger date; and

•

the existing employment agreement between Guaranty Savings and our President and Chief Executive Officer, Stephen E. Wessel, which will provide Mr. Wessel with a severance payment in the event his employment is terminated after the merger (unless such termination were to be for cause).

The board of directors of GS Financial was aware of these factors and considered them in approving the merger and the merger agreement.

Home Bancorp and GS Financial Must Meet Several Conditions to Complete the Merger and the Bank Merger (Page   )

Completion of the merger depends on meeting a number of conditions, including the following:

•

Home Bancorp and GS Financial must receive all required regulatory or governmental approvals and consents to complete the transactions contemplated by the merger agreement, and any waiting periods required by law must have expired;

•	GS Financial’s non-performing assets, as defined in the merger agreement, as of the month-end immediately preceding the closing date of the merger cannot exceed $15.0 million;

•	the merger agreement must be approved by the requisite vote of the shareholders of GS Financial;

•	there must be no injunction, order, decree or law which prohibits, restricts or makes illegal the completion of the transactions contemplated by the merger agreement;

•

the consent, approval or waiver of each person (other than required regulatory approvals) whose consent or approval is required in order to permit the lawful completion of the transactions contemplated by the merger agreement shall have been obtained;

•

Home Bancorp and GS Financial must have performed in all material respects their respective obligations required to be performed under the merger agreement at or prior to the closing of the merger; and

•

the representations and warranties of each of Home Bancorp and GS Financial in the merger agreement must be true and correct in all respects in each case as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date, subject to the materiality standard set forth in the merger agreement.

Unless prohibited by law, either Home Bancorp or GS Financial could elect to waive any of the conditions for its benefit that have not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived where permissible, or that the merger will be completed.

The Parties Need to Obtain Various Regulatory Approvals In Order to Complete the Merger (Page     )

To complete the merger and the bank merger, the parties and their affiliates need to obtain the consent or approval of, give notice to or obtain a waiver from various regulatory authorities, including the Office of Thrift Supervision. The U.S. Department of Justice may provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds. Home Bancorp and GS Financial have filed all necessary applications, notices and requests for waiver with applicable regulatory authorities. Home Bancorp and GS Financial cannot predict, however, whether or when all required regulatory approvals, consents or waivers will be obtained.

The Merger Agreement May Be Terminated By the Parties (Page     )

The merger agreement may be terminated as follows:

•	by mutual consent of the parties;

•

by Home Bancorp or GS Financial if the merger is not completed by December 31, 2011, unless the failure to complete the merger by that date is due to the failure by the party seeking the termination of the merger agreement to perform its obligations under the merger agreement;

•	by Home Bancorp or GS Financial if the shareholders of GS Financial do not approve the merger agreement;

•

by Home Bancorp or GS Financial if any required regulatory approval for the completion of the transactions contemplated by the merger agreement is denied, or if any governmental authority has issued a final order prohibiting the transactions;

•

by Home Bancorp or GS Financial if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement which breach would result in the failure of the conditions precedent to the merger, and which breach has not been cured upon the earlier of 30 days of written notice of the breach or December 31, 2011;

•	by Home Bancorp, if:

•

prior to the shareholders of GS Financial approving the merger agreement, GS Financial or its Board of Directors, (i) effects a “Company Adverse Recommendation Change”, as defined in the merger agreement, or approves, adopts or recommends any “Company Acquisition Proposal”, as defined in the merger agreement, (ii) fails to recommend the merger and approval of the merger agreement by the GS Financial’s shareholders, (iii) materially breaches the no solicitation provisions of the merger agreement or (iv) fails to duly call and convene a meeting of the GS Financial’s shareholders to consider the merger agreement; and

•

GS Financial or its Board of Directors either recommends to GS Financial shareholders that they tender their shares in any tender offer or exchange offer for 20% or more of the outstanding shares of GS Financial common stock or does not recommend, within 10 business days of the announcement of a tender offer, that shareholders reject any such tender offer or exchange offer.

GS Financial Corp. Will Be Obligated To Pay Home Bancorp a Termination Fee Under Certain Circumstances (Page     )

As a material inducement to Home Bancorp to enter into the merger agreement, GS Financial agreed to pay Home Bancorp a termination fee of $1.125 million if:

•

the merger agreement is terminated either because the merger has not been consummated by December 31, 2011 (provided GS Financial shareholder approval has not been theretofore received), because GS Financial’s shareholders have not approved the merger agreement or because of GS Financial’s breach of its representations, warranties, covenants or agreements, in any event, after a Company Acquisition Proposal has been received or publicly disclosed and if within 12 months of such termination GS Financial or Guaranty Savings executes a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal;

•	the merger agreement is terminated by Home Bancorp prior to GS Financial’s receipt of shareholder approval because GS Financial or its Board of Directors has:

•	effected a Company Adverse Recommendation Change or approved, adopted, endorsed or recommended any Company Acquisition Proposal;

•	failed to recommend the merger and the approval of the merger agreement by GS Financial’s shareholders;

•	materially breached the non-solicitation provisions of the merger agreement; or

•	failed to call, give notice of, convene and hold the meeting of GS Financial’s shareholders to consider the Merger Agreement; or

•

GS Financial or its Board of Directors recommends that GS Financial’s shareholders tender their shares in any tender offer or exchange offer for 20% or more of the outstanding shares of GS Financial Common Stock or has not, within 10 business days of the commencement of such tender offer or exchange offer, recommended that GS Financial’s shareholders reject such tender offer or exchange offer.

The Merger Will Be Taxable For GS Financial Shareholders (Page     )

The exchange of your shares of GS Financial common stock for cash in the merger will be a taxable transaction to you. For federal income tax purposes, you will generally recognize gain or loss in the merger equal to the difference between the cash payment (i.e., $21.00 per share) that you receive for your shares of GS Financial common stock and your adjusted tax basis in your shares.

Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Dissenters’ Rights of Appraisal (page      and Annex C)

Unless the merger is approved by holders of 80% or more of the total outstanding shares of GS Financial common stock, shareholders of GS Financial will have the right to dissent from the merger agreement if they comply with the specific procedures required by the Louisiana Business Corporation Law. Dissenting shareholders who comply with the procedural requirements will be entitled to receive payment of the fair cash value of their shares, which “fair cash value” shall be determined as of the day before the special meeting.

THE SPECIAL MEETING

Time, Date and Place

A special meeting of shareholders of GS Financial Corp. will be held at     :         p.m., local time, on                     ,                              , 2011, at our main office located at 3798 Veterans Memorial Boulevard, Metairie, Louisiana.

Matters to be Considered

The purpose of the special meeting is to vote on:

•	A proposal to adopt and approve the merger agreement;

•	a non-binding or advisory proposal on the compensation which may be received by the named executive officers of GS Financial in connection with the merger; and

•

A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on                          , 2011 has been fixed by GS Financial as the record date for the determination of holders of GS Financial common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were              shares of GS Financial common stock outstanding and entitled to vote. Each share of GS Financial common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

How to Vote Your Shares

Shareholders of record may vote by mail or by attending the special meeting and voting in person.

•	If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee, i.e., you hold your shares of GS Financial common stock in “street name,” and you wish to vote in person at the special meeting, you must bring a statement from the broker, bank or other nominee confirming that you are the beneficial owner of the shares and a valid legal proxy to vote the shares.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by:

•

delivering to the secretary of GS Financial prior to the special meeting a written notice of revocation addressed to Ms. Lettie Moll, Corporate Secretary, GS Financial Corp., 3798 Veterans Memorial Boulevard, Metairie, Louisiana 70002;

•	delivering to GS Financial prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption and approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

GS Financial shareholders with shares represented by stock certificates should not send stock certificates with their proxy cards. After the merger is completed, holders of GS Financial common stock certificates will be mailed a transmittal form with instructions on how to exchange their GS Financial stock certificates for the merger consideration. Shares of GS Financial common stock held in book-entry form will automatically be exchanged for the merger consideration.

At this time, the GS Financial board of directors is not aware of any matters, other than as set forth above, that may be presented for action at the special meeting or any adjournment or postponement of the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Vote Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of GS Financial common stock entitled to vote at the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

Adoption and approval of the merger agreement requires the affirmative vote of the holders of at least two thirds of the shares of GS Financial common stock present and entitled to vote at the special meeting. You are entitled to one vote for each share of GS Financial common stock you held as of the record date.

Because the affirmative vote of the holders of at least two thirds of the voting power present at the special meeting is needed for us to proceed with the merger, an abstention or a broker non-vote will have the effect of a vote against approval of the merger. The board of directors urges GS Financial shareholders to promptly vote by completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker. If you hold stock in your name as a shareholder of record, please complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker.

Approval of the proposals to approve, in a non-binding vote, the compensation which may be received by the named executive officers of GS Financial in connection with the merger and to adjourn or postpone the meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes cast at the special meeting, assuming a quorum is present. If you are a holder of GS Financial common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits a broker non-vote, the abstention or broker non-vote will be counted toward a quorum at the GS Financial special meeting, but will have no effect on these proposals.

Holders of GS Financial common stock may vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by GS Financial’s inspector of election and certified by its corporate secretary.

The directors of GS Financial and Guaranty Savings have entered into shareholder agreements with Home Bancorp pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. As of the record date for the special meeting, these individuals owned in the aggregate approximately             % of the outstanding shares of GS Financial common stock. See “Certain Beneficial Owners of GS Financial Common Stock,” beginning on page          and “The Merger—Support Agreements” on page         .

As of the close of business on the record date for the special meeting, neither Home Bancorp nor, to the knowledge of Home Bancorp, any of its directors and executive officers, beneficially owned any shares of GS Financial common stock.

Recommendations of the Board of Directors

The GS Financial board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The GS Financial board believes that the merger is in the best interests of GS Financial and its shareholders and unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby. The GS Financial board also unanimously recommends that you vote FOR approval of the advisory, or non-binding, proposal to approve the compensation which may be received by the named executive officers of GS Financial in connection with the merger and FOR approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

Solicitation of Proxies

GS Financial will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of GS Financial and its subsidiaries may solicit proxies from shareholders of GS Financial in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement by GS Financial for their actual expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of GS Financial common stock held of record by such persons, and GS Financial will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

THE MERGER

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement attached as Annex A. You are urged to carefully read the merger agreement and the other annexes in their entirety.

The Parties

Set forth below is a brief description of the parties to the merger agreement.

•

GS Financial Corp., headquartered in Metairie, Louisiana, is a Louisiana corporation and registered savings and loan holding company, which owns all of the issued and outstanding shares of Guaranty Savings Bank. Guaranty Savings Bank is a federally chartered savings bank with five full service banking offices and one loan production office, all in the metropolitan New Orleans area. As of December 31, 2010, GS Financial had total assets of $263.8 million, deposits of $198.8 million and shareholders’ equity of $27.7 million. Our headquarters is located at 3798 Veterans Memorial Boulevard, Metairie, Louisiana 70002, and our telephone number is (504) 457-6220. For additional information about GS Financial, see “Where You Can Find More Information.”

•

Home Bancorp, a Louisiana corporation, is a unitary savings and loan holding company, which owns all of the outstanding common shares of Home Bank, a federally chartered savings bank. In order to complete the merger, Home Bancorp will organize a new Louisiana corporation, to be known as Home Bancorp Acquisition Corp. (which we also refer to as “Interim”), which will be a wholly owned subsidiary of Home Bancorp. Founded in 1908, Home Bank is a community oriented stock savings bank organized under the laws of the United States. Home Bank is headquartered in Lafayette, Louisiana and conducts business from 18 full-service banking locations and one loan production office in the greater Lafayette, Baton Rouge and Northshore (of Lake Ponchartrain) regions of south Louisiana. Home Bank’s business consists principally of attracting deposits from the general public and using those funds to originate loans and invest in securities. As of December 31, 2010, Home Bancorp had total assets of $700.4 million, deposits of $553.2 million and shareholders’ equity of $131.5 million. Home Bancorp’s headquarters is located at 503 Kaliste Saloom Road, Lafayette, Louisiana, 70508, and its telephone number is (337) 237-1960. Home Bancorp maintains a website at www.home24bank.com.

Acquisition Structure

Subject to the terms and conditions set forth in the merger agreement, Home Bancorp Acquisition Corp., a to-be-formed subsidiary of Home Bancorp, will be merged with and into GS Financial. Promptly following completion of the merger, GS Financial, as the survivor of the merger with Home Bancorp Acquisition Corp., will be merged with and liquidated into Home Bancorp, with Home Bancorp as the surviving corporation, and Guaranty Savings will be merged with and into Home Bank, with Home Bank as the surviving institution. Upon consummation of the transactions contemplated by the merger agreement, neither GS Financial nor Guaranty Savings will continue to exist and the common stock of GS Financial will no longer be listed on the Nasdaq Global Market.

Merger Consideration

At the effective time of the merger, each share of GS Financial common stock issued and outstanding immediately prior to the effective time (other than specified shares held by Home Bancorp or GS Financial) will be cancelled and converted automatically into the right to receive from Home Bancorp an amount equal to $21.00 in cash, without interest.

After the completion of the merger, holders of certificates that prior to the merger represented issued and outstanding shares of GS Financial common stock will have no rights with respect to those shares except for the right to surrender the certificates for the merger consideration. After the completion of the merger, holders of shares of GS Financial common stock will have no continuing equity interest in GS Financial or Home Bancorp and, therefore, will not share in future earnings, dividends or growth of GS Financial or Home Bancorp.

Effective Time of the Merger

The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Louisiana (or such later time as may be set forth in the certificate of merger by the parties), which will not be done unless and until all conditions to the obligations of the parties to complete the merger are satisfied or waived where permissible. See “The Merger Agreement—Conditions to the Merger,” beginning on page         . Although no assurance can be given in this regard, it is anticipated that the merger will become effective in the third quarter of 2011.

Background of the Merger

During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the uncertainties in the marketplace, the collapse of the real estate markets, markedly high national unemployment, increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions and a trend toward consolidation and geographic expansion, coupled with an increase in regulatory oversight and restrictions on interstate conduct of business of financial institutions.

Mindful of these factors, the board of directors and management of GS Financial have periodically reviewed and updated strategic plans for GS Financial and Guaranty Savings. On occasion, GS Financial has received inquiries regarding its willingness to consider an acquisition by, or affiliation with, larger financial institutions. Consistent with its fiduciary obligations to its shareholders, GS Financial has given due consideration to any such inquiries and evaluated them in light of the level and form of consideration proposed, the seriousness and specificity conveyed to GS Financial, as well as the financial condition of the other party, and other considerations and factors deemed relevant by the board of directors of GS Financial.

In July 2010, a director of GS Financial was approached by a representative of an investment banking firm on behalf of a financial institution (“Company A”) who indicated that Company A may be interested in discussing a potential business combination with GS Financial. This communication was discussed among the non-employee (“outside”) directors of GS Financial. In mid-August 2010, the outside directors of GS Financial met with the President and another officer of Company A in order to discuss Company A’s interest. On September 1, 2010, a non-binding indication of interest was received from Company A indicating its willingness to discuss a potential transaction with GS Financial in which GS Financial would be acquired by Company A in a merger transaction in which shareholders of GS Financial would receive shares of common stock of Company A with an indicated range of value between

$15.65 and $17.90 for each outstanding share of GS Financial common stock. This indication of interest was considered by the GS Financial board of directors in a conference call on September 3rd, and the board concluded that it would not pursue conversations with Company A at that time due to the board’s determination that the range of consideration suggested by Company A was inadequate.

In October 2010, the GS Financial board of directors determined that it would be prudent to engage an investment banking firm to assist the board in assessing its strategic options, including potential business combination transactions. On October 22, 2010, FIG Partners LLC was invited to meet with the board of directors of GS Financial on November 1, 2010 to provide a preliminary overview of its assessment of GS Financial’s strategic options and the services that FIG Partners could provide to the board. The board of directors decided to invite FIG Partners LLC based on its familiarity with FIG Partners LLC due to a presentation made by FIG Partners LLC to the board of directors of GS Financial in 2007 regarding general market conditions and GS Financial’s strategic options at that time, as well as occasional communications with FIG Partners LLC thereafter. On November 1, 2010, FIG Partners LLC discussed with the GS Financial board of directors various strategic options and the current landscape for financial institutions of similar size to GS Financial. The GS Financial board of directors, upon consideration of the presentation made by FIG Partners LLC on November 1st, concluded it should engage FIG Partners LLC and did not believe it was necessary to interview other investment banking firms. FIG Partners LLC was retained on November 12, 2010 to assist and advise GS Financial in exploring its strategic options, including the possibility of a merger with a larger financial institution.

Subsequently, FIG Partners LLC conducted a detailed due diligence review of GS Financial to help it advise the board of directors of the various strategic options available to GS Financial and to help the board determine which available strategic alternative may be in the best interest of GS Financial and its shareholders. Beginning in late November and early December 2010, FIG Partners LLC contacted a limited number of financial institutions on a confidential, no-name basis, regarding a possible acquisition of GS Financial. FIG Partners LLC compiled a list of ten financial institutions which, based on the experience and knowledge of FIG Partners LLC, it was believed were the most likely candidates who would be interested in exploring a potential business combination transaction with GS Financial. FIG Partners LLC, with the assistance of management of GS Financial, prepared a confidential information memorandum to be provided to those parties who had expressed an interest in exploring the potential transaction, which confidential memorandum identified GS Financial as the potential merger partner and provided certain basic information regarding GS Financial. In order to receive the confidential memorandum and receive access to additional, more extensive due diligence materials regarding GS Financial, the potential merger candidates were first required to enter into a confidentiality agreement, prepared by FIG Partners LLC based on its standard form.

Of the ten potential institutions contacted, five expressed an interest in receiving a confidentiality agreement in order to proceed with the process. FIG Partners LLC provided those five institutions with the form of confidentiality agreement, although one of the five decided not to enter into the confidentiality agreement and removed itself from further consideration. The other four executed confidentiality agreements and were provided with the confidential information memorandum to assist the interested parties in formulating a potential bid for the company. Following a review of the information provided, three companies submitted non-binding indications of interest on or about December 21, 2010. The fourth company decided not to submit an indication of interest and removed itself from the process. At a telephonic meeting of the GS Financial board of directors on December 22, 2010, the three offers were reviewed and discussed. One of the indications of interest submitted was from a non-public financial institution (“Company B”) which, while not developed in detail, suggested a stock-for-stock, merger of equals type transaction which would not provide the shareholders of GS Financial with any premium to the then current market price for shares of GS Financial common stock. Due to, among other factors, the lack of specificity in certain details in this indication of interest, concerns over inherent execution risks and the absence of any premium for shareholders of GS Financial in a transaction in which control would potentially shift, the GS Financial board of directors determined not to pursue a transaction with Company B. The two remaining bids considered by the board of directors on December 22nd were from Company A and Home Bancorp. Company A’s indication of interest was for a merger transaction whereby GS Financial would be acquired by Company A and shareholders of GS Financial would receive shares of common stock of Company A based upon a to-be-determined exchange ratio, but which was indicated to have an anticipated value of between $15.50 and $18.00 for each share of GS Financial common stock. Home Bancorp’s indication of interest, dated December 20, 2010, was for a transaction in which shareholders of GS Financial would receive cash, or a combination of cash and shares of Home Bancorp common stock, with an indicated value of between 50% to 125.0% of GS Financial’s tangible book value on the closing date of the transaction (which indicated an implied value of between $11.06 and $27.64 for each share of GS Financial based on its tangible book value per share on December 31, 2010). Upon consideration of the indications of interest, the board of directors of GS Financial instructed FIG Partners LLC to continue negotiations with Home Bancorp as well as Company A in order to continue to explore the potential for a transaction with one of the two parties.

Over the ensuing two weeks, Home Bancorp continued its review of the confidential information memorandum along with additional information provided by GS Financial, and held discussions with certain members of the GS Financial executive management team, including Stephen Wessel and Bruce Scott, to refine its level of interest. On December 29, 2010, Home Bancorp revised its indication of interest and narrowed the anticipated range of value to be offered to shareholders of GS Financial to between 75% to 115.0% of GS Financial’s tangible book value (which indicated revised valuation range equated to a per share implied value of between $16.58 to $25.43 based on GS Financial’s tangible book value per share on December 31, 2010). During mid-January 2011, management of GS Financial provided FIG Partners LLC with additional due diligence information regarding GS Financial, and FIG Partners LLC then established an on-line site and provided access to such materials to Home Bancorp and Company A. On January 20, 2011, two directors and the President of GS Financial met with a member of Company A’s management team in order to assess Company A’s level of interest and the likelihood that Company A might be willing to increase the level of its indication of interest. At such meeting, Company A indicated that, based on its further review, it was unlikely that Company A would be willing to offer shareholders of GS Financial merger consideration within the range expressed in Company A’s December 2010 indication of interest letter, and that it would be more likely that it would need to lower its offer. After such meeting, Home Bancorp was invited to conduct on-site due diligence at GS Financial, which commenced on January 31, 2011. Company A was not invited to conduct on-site due diligence. On February 16, 2011, Home Bancorp submitted a revised indication of interest letter to GS Financial, which expressed interest in pursuing a business combination with GS Financial in which the shareholders of GS Financial would receive cash consideration in the amount of $17.10 per share. Upon receipt of the revised indication of interest from Home Bancorp, the board of directors of GS Financial instructed FIG Partners LLC to continue negotiations with Home Bancorp and to again inquire as to Company A’s willingness to increase the amount of consideration it may be willing to offer. Company A again advised FIG Partners LLC that it was unwilling to increase its initial indication of interest letter of December 2010. Based on continuing negotiations between FIG Partners LLC and Home Bancorp and its financial advisor, Sandler O’Neill & Partners LP, on February 22, 2011, Home Bancorp indicated that it was increasing its cash offer to shareholders of GS Financial to $19.00 per share.

On February 22, 2011, at a meeting of the GS Financial board of directors and FIG Partners LLC, FIG Partners LLC provided an update on its negotiations with Home Bancorp. The board instructed FIG Partners LLC to continue working to improve the price. On March 3, 2011, John Bordelon, Chief Executive Officer of Home Bancorp, and Bruce Scott, Executive Vice President and a director of GS Financial, had a telephone conversation in which Home Bancorp further increased its offer to $21.00 per share in cash for GS Financial, subject to the approval of Home Bancorp’s board of directors. On March

4, 2011, FIG Partners LLC was notified by Sandler O’Neill that the Home Bancorp board had approved the offer of $21.00 per share in cash. FIG Partners LLC communicated this to Bruce Scott who then disseminated the information to the rest of the members of the GS Financial board of directors.

On March 7, 2011, a telephonic meeting was held by the GS Financial board of directors with representatives of FIG Partners and Elias, Matz, Tiernan & Herrick, LLP, GS Financial’s legal counsel. During this meeting, the GS Financial board of directors discussed the revised $21.00 per share offer from Home Bancorp. At this meeting, the board of directors authorized FIG Partners LLC and Elias, Matz, Tiernan & Herrick LLP to begin negotiating a definitive agreement with Home Bancorp.

On March 15, 2011, a draft of the definitive agreement was circulated and the two sides began negotiations towards an agreement that would be mutually acceptable to both parties. The GS Financial board of directors met on March 22, 2011 to review the merger agreement with representatives of Elias, Matz, Tiernan & Herrick LLP and FIG Partners LLC. The board of directors identified certain items that needed further discussion and negotiation, and following such negotiation with Home Bancorp, reconvened on March 30, 2011.

At the March 30, 2011 meeting, the board members received presentations from Elias, Matz, Tiernan & Herrick LLP regarding the terms of the merger agreement and from FIG Partners LLC regarding the fairness of the merger consideration. At such meeting, FIG Partners LLC verbally delivered its opinion that the merger consideration was fair from a financial point of view to shareholders of GS Financial. After deliberation, the agreement was approved by the board of directors of GS Financial and executed later that day.

Recommendation of the Board of Directors and Reasons for the Merger

The GS Financial board of directors has unanimously approved the merger agreement and unanimously recommends that GS Financial shareholders vote “FOR” approval and adoption of the merger agreement.

The GS Financial board has determined that the merger is in the best interests of GS Financial and its shareholders. In approving the merger agreement, the GS Financial board consulted with FIG Partners LLC with respect to the financial aspects and fairness of the merger from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the GS Financial board of directors also considered a number of factors, including the following:

•	the board’s consideration and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of GS Financial;

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement;

•

the current and prospective environment in which GS Financial operates, including national, regional and local economic conditions, the competitive environment for savings banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•

the financial presentation of FIG Partners LLC and the opinion of FIG Partners LLC that, as of the date of such opinion, the merger consideration of $21.00 in cash per share was fair, from a financial point of view, to the holders of GS Financial common stock (see “—Opinion of GS Financial’s Financial Advisor,” beginning on page         );

•

the historical market prices of the common stock of GS Financial and the significant premium that the merger consideration represented to market prices in recent periods, particularly the most recent two years;

•

results that could be expected to be obtained by GS Financial if it continued to operate independently, and the likely benefits to shareholders of continued independent operations, as compared with the value of the merger consideration being offered by Home Bancorp;

•	concerns that, in future periods, GS Financial may not be able to sustain the level of dividends that it has been paying;

•	the ability of Home Bancorp to pay the aggregate merger consideration and to receive the requisite regulatory approvals in a timely manner;

•	the fact that the consideration to be received in the merger is cash, thus eliminating any uncertainty in valuing the merger consideration to be received by GS Financial shareholders;

•

the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants, and other agreements, the conditions to closing, a provision which permits GS Financial’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire GS Financial and a provision providing for GS Financial’s payment of a termination fee to Home Bancorp if the merger agreement is terminated under certain circumstances and the effect such termination fee could have on a third party’s decision to propose a merger or similar transaction to GS Financial at a higher price than that contemplated by the merger with Home Bancorp;

•

the uncertainty regarding the regulatory environment for federal savings banks and the expected increased costs of regulatory compliance in light of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•

concerns that, in order to address current and anticipated regulatory and competitive challenges, GS Financial would likely need to add to its management team, thereby increasing its costs of operations, if it continued its operations as an independent entity;

•	the effects of the merger on GS Financial’s depositors and customers and the communities served by GS Financial; and

•	the effects of the merger on GS Financial’s employees, including the prospects for employment with a growing organization such as Home Bancorp.

In the course of its deliberation, our board of directors also considered a variety of risks and other countervailing factors, including:

•	the risks and costs to us if the merger does not close, including:

•	the diversion of management and employee attention, potential employee attrition and the effect on customers and business relationships; and

•	the potential adverse impact on the market price of our common stock if the merger agreement was terminated.

•

the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay a $1.125 million termination fee to Home Bancorp under certain circumstances;

•

the fact that, while the merger consideration constitutes a significant premium to the historical market value for shares of our common stock, unlike many acquisitions, it does not represent a premium to our book value per share;

•

the fact that we will no longer exist as an independent, stand-alone company and our shareholders will no longer participate in the growth of GS Financial or in any synergies resulting from the merger, and will not participate in the growth of Home Bancorp; and

•	the fact that gains from an all-cash transaction would generally be taxable to our U.S. shareholders for U.S. Federal income tax purposes.

The forgoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board. Our board of directors collectively reached the unanimous conclusion to adopt the merger agreement and approve the merger in light of the various factors described above and other factors that each member of our board of directors felt was appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board of directors made its recommendation based on the totality of information presented to it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with our legal counsel and financial advisors, our board of directors determined that the merger agreement was advisable and in the best interests of our shareholders. Accordingly, our board of directors has unanimously adopted the merger agreement and approved the merger. Our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

Opinion of GS Financial’s Financial Advisor

FIG Partners LLC has delivered to the board of directors of GS Financial its opinion that, based upon and subject to the various considerations set forth in its written opinion dated March 30, 2011, the merger consideration to be paid to the shareholders of GS Financial is fair from a financial point of view as of such date. In requesting FIG Partners LLC’s advice and opinion, no limitations were imposed by GS Financial upon FIG Partners LLC with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of FIG Partners LLC, dated March 30, 2011, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B. GS Financial shareholders should read this opinion in its entirety.

FIG Partners LLC is an investment banking firm that focuses on assisting community banking institutions and is nationally recognized for its services to community banks. As part of its investment banking business, FIG Partners LLC is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, FIG Partners LLC has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. GS Financial’s board of directors selected FIG Partners LLC to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

FIG Partners LLC will receive a fee from GS Financial for performing its financial advisory services in connection with the merger and rendering a written opinion to the board of directors of GS Financial as to the fairness, from a financial point of view, of the merger to GS Financial’s shareholders; a significant portion of this fee is contingent upon the consummation of the merger. GS Financial has paid FIG Partners LLC a fee of $20,000 for services rendered in connection with the fairness opinion of FIG Partners LLC, dated March 30, 2011, and attached as Annex B to this proxy statement. Additionally, at the time of closing of the merger, FIG Partners LLC will be entitled to a fee (the “Completion Fee”) equal to 1.5% of the aggregate merger consideration, or approximately $396,000. Other than executing certain on-the-market purchases on behalf of GS Financial in connection with its stock repurchase programs (for which FIG Partners LLC received usual and customary brokerage fees) and the fairness opinion fee described above, GS Financial did not pay any fees to FIG Partners LLC during the two year period preceding the date of execution of the merger agreement. Further, GS Financial has agreed to indemnify FIG Partners LLC against any claims or liabilities arising out of FIG Partners LLC’s engagement by GS Financial.

FIG Partners LLC’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration, and, as such, does not constitute a recommendation to any GS Financial shareholder as to how the shareholder should vote at the GS Financial shareholder meeting. The summary of the opinion of FIG Partners LLC set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by FIG Partners LLC in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the board of directors of GS Financial by FIG Partners LLC. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG Partners LLC in rendering its opinion or the presentation delivered by FIG Partners LLC to the board of directors of GS Financial, but it does summarize all of the material analyses performed and presented by FIG Partners LLC.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG Partners LLC did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners LLC may have given various analyses more or less weight than other analyses. Accordingly, FIG Partners LLC believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of GS Financial and its fairness opinion.

In performing its analyses, FIG Partners LLC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GS Financial. The analyses performed by FIG Partners LLC are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG Partners LLC’s analysis of the fairness of the transaction consideration, from a financial point of view, to GS Financial shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG Partners LLC’s opinion does not address the relative merits of the merger as compared to any other business combination in which GS Financial might engage. In addition, as described above, FIG Partners LLC’s opinion to the board of directors of GS Financial was one of many factors taken into consideration by the board of directors of GS Financial in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, FIG Partners LLC reviewed and analyzed material bearing upon the financial and operating conditions of GS Financial and Home Bancorp and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement;

•

certain historical publicly available business and financial information concerning GS Financial and Home Bancorp, including among other things, quarterly and annual reports filed by the parties with the Securities and Exchange Commission;

•	certain financial projections prepared by the management of GS Financial;

•

discussions with members of the senior management of GS Financial and Home Bancorp for the purpose of reviewing future prospects of GS Financial and Home Bancorp, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings (the “synergies”) expected to be achieved as a result of the merger;

•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that it considered relevant; and

•	performed such other analyses and considered such other factors as it deemed appropriate.

FIG Partners LLC conducted meetings and had discussions with members of senior management of GS Financial and Home Bancorp for purposes of reviewing the future prospects of GS Financial and Home Bancorp, including the financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements expected to be achieved as a result of the merger. FIG Partners LLC also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, FIG Partners LLC assumed, without independent verification, the accuracy and completeness of the publicly and non-publicly available financial and other information furnished to FIG Partners LLC by GS Financial and Home Bancorp and relied upon the accuracy of the representations and warranties of the parties contained in the merger agreement. FIG Partners LLC also assumed that the financial forecasts furnished to or discussed with FIG Partners LLC by GS Financial and Home Bancorp were reasonably prepared and reflected the best currently available estimates and judgments of senior management of GS Financial and Home Bancorp as to the future financial performance of GS Financial and Home Bancorp. FIG Partners LLC has not made any independent evaluation or appraisal of any properties, assets or liabilities of GS Financial or Home Bancorp.

Comparable Transaction Analysis. As part of its analysis, FIG Partners LLC reviewed three groups of comparable merger transactions. The first peer group included all transactions with publicly available pricing information, which have occurred since January 1, 2010, that involved target banks located in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas that had total assets less than $1 billion (the “Regional Merger Group”). This Regional Merger Group consisted of the following 18 transactions:

Buyer	ST	Seller	ST
HCBF Holding Co.	FL	Crescent Financial Corp.	NC
Piedmont Community Bank Hldgs	NC	Omni Bancshares Inc.	LA
IBERIABANK Corp.	LA	First Community Bk of America	FL
CBM Florida Holding Co.	FL	Commercial Bancorp Inc.	FL
BANKshares Inc	FL	Community Bank of Rowan	NC
Piedmont Community Bank Hldgs	NC	Farmers State Bank	TX
Bertram BancShares Inc.	TX	El Campo Bancshares Inc.	TX
Commercial Bancshares Inc.	TX	Greensburg Bancshares Inc.	LA
First Guaranty Bancshares Inc.	LA	Community State Bank	TX
Carlile Bancshares Inc.	TX	Treaty Oak Bank	TX
TowneBank	VA	Banking operations	NC
Industry Bancshares Inc.	TX	First National Bank of Shiner	TX
Community Trust Bancorp Inc.	KY	Lafollette First Natl Corp.	TN
First Peoples Bancorp Inc.	TN	First Peoples Bk of Tennessee	TN
Shay Investment Services Inc.	FL	Texas Country Bk	TX
Jacksonville Bancorp Inc.	FL	Atlantic BancGroup Inc.	FL
Texas Banc Financial Corp.	TX	The Bank	TX
Grand Bankshares Inc.	FL

In addition, FIG Partners LLC also reviewed all mergers with publicly available pricing information, involving banks headquartered nationwide that were announced since January 1, 2009, that had total assets between $100 million and $500 million and had non–performing assets (NPAs)/Assets ratios between 4% and 8% (the “National Merger Group”). (By way of comparison, GS Financial’s ratio of NPAs/Assets was 4.6% at December 31, 2010.) This National Merger Group consisted of the following 8 transactions:

Buyer	ST	Seller	ST
Modern Capital Partners L.P.	NY	Madison National Bancorp Inc.	NY
Old Line Bancshares Inc.	MD	Maryland Bankcorp Inc.	MD
Grandpoint Bk	CA	First Commerce Bancorp	CA
Community Trust Bancorp Inc.	KY	Lafollette First Natl Corp.	TN
Roma Financial Corp. (MHC)	NJ	Sterling Banks Inc.	NJ
NB&T Financial Group Inc.	OH	Community National Corp.	OH
Merchants Bancorp Inc.	OH	CB Bancorp Incorporated	OH
Southern Bancorp Inc.	AR	Timberland Bank	AR

FIG Partners LLC also reviewed select comparable mergers with publicly available pricing information involving banks headquartered nationwide that were announced since January 1, 2008, in which the total assets of the seller were between $150 million and $350 million and had NPAs/Assets ratios greater than 2% (the “Expanded Nationwide Merger Group”). This Expanded Nationwide Merger Group consisted of the following 15 transactions:

Buyer	ST	Seller	ST
Modern Capital Partners L.P.	NY	Madison National Bancorp Inc.	NY
BankFinancial Corp.	IL	DG Bancorp Inc.	IL
Old Line Bancshares Inc.	MD	Maryland Bankcorp Inc.	MD
Liberty Bank	CT	CT River Community Bk	CT
Grandpoint Bk	CA	First Commerce Bancorp	CA
Community Trust Bancorp Inc.	KY	Lafollette First Natl Corp.	TN
Jacksonville Bancorp Inc.	FL	Atlantic BancGroup Inc.	FL
215 Holding Co.	MN	White Rock Bank	MN
Apollo Bancshares Inc.	FL	Union Credit Bank	FL
Liberty Banshares Iowa Inc.	IA	Liberty Banshares Florida Inc.	IA
TLCM Holdings LLC	TX	EJ Financial Corporation	TX
EB Financial Group Inc.	IL	Baytree National B&TC	IL
Western Liberty Bancorp	NY	Service1st Bank of Nevada	NV
First America Holdings Corp.	FL	MRCB Holdings Inc.	FL
Glacier Bancorp Inc.	MT	First Co.	WY

FIG Partners LLC calculated the medians and averages of the following relevant transaction ratios in the Regional Merger Group, the Nationwide Merger Group and the Expanded Nationwide Merger Group: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s earnings for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company’s tangible book value; and the tangible book value premium to core deposits. FIG Partners LLC compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $26.4 million, or $21.00 per GS Financial share. In calculating the multiples for the merger, FIG Partners LLC used GS Financial’s earnings for the 12 months ended December 31, 2010, and GS Financial’s tangible book value per share, total assets, and total core deposits as of December 31, 2010. The results of this analysis are as follows:

	Offer Value to			Ratio of Tangible Book Value Premium to Core Deposits (%)
	Total Assets (%)	Tangible Book Value (%)	12 months Preceding Earnings (x)
GS Financial Corp.	10.0%	95.4%	64.9%	(0.8)%

Regional Merger Group median	7.9	99.3	23.7	0.7
Regional Merger Group average	8.8	94.0	23.7	0.7

	Offer Value to			Ratio of Tangible Book Value Premium to Core Deposits (%)
	Total Assets (%)	Tangible Book Value (%)	12 months Preceding Earnings (x)
National Merger Group median	7.8	99.9	33.8	0.0
National Merger Group average	7.8	96.0	33.8	0.3

Expanded National Merger Group median	8.6	86.6	45.0	(0.4)
Expanded National Merger Group average	8.3	73.0	45.0	(1.7)

Contribution Analysis. FIG Partners LLC prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, and total common equity, tangible equity, and net income at December 31, 2010 for GS Financial and for Home Bancorp, and estimated fiscal year 2011 earnings that would be contributed to the combined company on a pro-forma basis by GS Financial and Home Bancorp. This analysis, which was for presentation and discussion purposes only, assumed a transaction in which holders of GS Financial common stock would receive shares of common stock of Home Bancorp as the sole consideration for their GS Financial shares. If such a transaction were to occur, the former shareholders of GS Financial would own approximately 19.1% of the pro forma common shares outstanding of Home Bancorp, assuming an all stock transaction in which each share of GS Financial common stock would be exchanged for shares of Home Bancorp common stock with a value of $21.00, and a market value of $13.72 per share for Home Bancorp’s common stock. Based on such assumptions, the contribution analysis prepared by FIG Partners LLC reflected the following pro forma combined contribution information:

Percentage of GS Financial’s Contribution To Home Bancorp
Total assets	27.4%
Total net loans	30.1
Total deposits	26.4
Total equity	17.4
Total tangible equity	17.6
Net income – actual 2010	8.0
Net income – estimated fiscal year 2011	17.1
Median GS Financial contribution Percentage (all factors)	21.9
GS Financial pro forma ownership assuming all stock	19.1

Discounted Cash Flow Analysis. FIG Partners LLC estimated the present value of all shares of GS Financial common stock by estimating the value of GS Financial’s estimated future earnings stream beginning in 2011 through 2015, an industry standard five-year time frame commonly used in discounted cash flow analyses. Reflecting GS Financial’s internal budget projections for 2011 (GS Financial’s 2011 budget indicated the following projected amounts for the year: net interest income, $9.283 million; provision for loan losses, $1.4 million; non-interest income, $840,000; non-interest expense, $6.982 million; and net income, $1.257 million) and FIG Partners LLC’s estimates, FIG Partners LLC assumed net income in 2011, 2012, 2013, 2014, and 2015 of $1.257 million, $1.637 million, $2.052 million, $2.515 million, and $3.041 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 13.0%, 14.0%, and 15.0%, respectively. In order to derive the terminal value of GS Financial’s earnings stream beyond 2015, FIG Partners LLC performed three separate analyses: (1) growth into perpetuity of three percent (3%) (derived from the historical growth in the United States’ gross domestic product on an annual basis); (2) an acquisition in 2015 at 15.0 times estimated earnings in that year; and (3) an acquisition in 2015 at 1.50 times estimated tangible book value in that year. The present value of these terminal amounts was then calculated based on the range of discount rates mentioned above. To determine the range of discount rates, FIG Partners LLP used the capital asset pricing model implied cost of capital (“CAPM”). The yield to maturity on 10-year U.S. Treasury bonds at March 30, 2011 (3.47%) was utilized. Under the CAPM model, the following were then added to the yield to maturity on 10-year U.S. Treasury bonds: the long-term large cap common stock premium (4.20% as provided by Ibottson Associates, a nationally recognized provider of such data), multiplied by the estimated industry beta (0.82, based on the Nasdaq Bank Index beta compared to the S&P 500); the small stock premium over large cap stocks (1.50%, again as provided by Ibottson Associates); and a range of specific risk associated in the subject company (4.50%, 5.50% and 6.50%), which resulted in a range of discount rates of 12.91%, 13.91% and 14.91%, which were rounded to 13.0%, 14.0% and 15.0%. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of GS Financial’s common stock. The three analyses and the underlying assumptions yielded a range of value for all the shares of GS Financial’s common stock of approximately: (1) $15.7 million to $19.2 million in aggregate; (2) $18.0 million to $19.7 million in aggregate; and (3) $18.0 million to $19.6 million in aggregate, compared to the merger consideration of $26.4 million.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG Partners LLC determined that the merger consideration was fair, from a financial point of view, to GS Financial shareholders.

Certain Effects of the Merger

If GS Financial shareholders approve the merger agreement and the other conditions to the closing of the merger are either satisfied or waived. Interim will be merged with and into GS Financial, with GS Financial as the surviving corporation. Immediately after the merger, GS Financial will be merged with and liquidated into Home Bancorp, with Home Bancorp as the surviving corporation.

When the merger is completed, each share of GS Financial common stock issued and outstanding immediately prior to the effective time of the merger (other than certain shares held by GS Financial and Home Bancorp) will be converted into the right to receive $21.00 in cash without interest, less any applicable withholding taxes.

At the effective time of the merger, each outstanding and unvested award under GS Financial’s recognition and retention plan (“RRP”) will become fully vested and be converted into the right to receive the merger consideration.

At the effective time of the merger, current shareholders of GS Financial will cease to have ownership interests in GS Financial or rights as GS Financial shareholders. Therefore, such current shareholders of GS Financial will not participate in any future earnings or growth of GS Financial or Home Bancorp and will not benefit from any future appreciation in the value of the common stock of Home Bancorp.

GS Financial’s common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is quoted on the Nasdaq Global Market under the symbol “GSLA.” As a result of the merger, GS Financial’s common stock will cease to be quoted on the Nasdaq Global Market. In addition, registration of GS Financial’s common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to GS Financial. After the effective time of the merger, GS Financial will no longer be required to file periodic reports with the SEC.

Surrender of Stock Certificates; Payment for Shares

Prior to the completion of the merger, Home Bancorp shall appoint an exchange agent for the benefit of the holders of shares of GS Financial common stock in connection with the merger. At or prior to the effective time of the merger, Home Bancorp will deliver to the exchange agent an amount of cash equal to the aggregate merger consideration.

Within five business days following the completion of the merger, the exchange agent will mail to each holder of record of shares of GS Financial common stock a letter of transmittal disclosing the procedure for exchanging certificates representing shares of GS Financial common stock for the merger consideration. After the effective time, each holder of a certificate representing shares of issued and outstanding GS Financial common stock (except for certain shares held by GS Financial or Home Bancorp) will, upon surrender to the exchange agent of a certificate for exchange together with a properly completed letter of transmittal, be entitled to receive $21.00 in cash, without interest, multiplied by the number of shares of GS Financial common stock represented by the certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate.

Any portion of cash delivered to the exchange agent by Home Bancorp that remains unclaimed by the former shareholders of GS Financial for 12 months after the effective time will be delivered to Home Bancorp. Any shareholders of GS Financial who have not exchanged their certificates as of that date may look only to Home Bancorp for payment of the merger consideration. However, neither Home Bancorp nor any other entity or person shall be liable to any holder of shares of GS Financial common stock for any consideration paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

Potential Effects on GS Financial and Our Shareholders If the Merger Is Not Completed

In the event that the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our stock will continue to be registered under the Exchange Act. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, those arising from the current regulatory environment and economic and market conditions.

Finally, if the merger is terminated under certain circumstances, including a termination for us to pursue a superior proposal, we may be obligated to pay a $1.125 million termination fee to Home Bancorp. For a description of the circumstances obligating payment of the termination fee, see the section entitled “The Merger Agreement—Termination Fee” in this proxy statement.

Interests of Certain Persons in the Merger

Some members of GS Financial’s management and board of directors may have interests in the merger that are in addition to or different from the interests of GS Financial’s shareholders. GS Financial’s board of directors was aware of these interests and considered them in approving the merger agreement.

Recognition and Retention Plan. Under the terms of the merger agreement, all unvested awards under the GS Financial 1997 Recognition and Retention Plan shall, as of the effective time of the merger, become fully vested and entitle the holder thereof to receive the merger consideration of $21.00 per share for each share of restricted stock represented by such award. There are a total of 5,009 shares of unvested restricted stock outstanding under the 1997 Recognition and Retention Plan which are held as follows: Stephen E. Wessel, President and Chief Executive Officer, 3,000 shares; Edward J. Bourgeois, director, 1,067 shares; and Hayden W. Wren, III, director, 942 shares.

Employment Agreement. Guaranty Savings entered into an employment agreement with its President and Chief Executive Officer, Stephen E. Wessel, in 2005. The agreement, as subsequently amended, provides that if Mr. Wessel’s employment is terminated subsequent to a change-in-control, which the merger will be, Mr. Wessel will be entitled to receive (unless such termination of employment is for cause) a lump sum severance payment equal to one year’s base salary plus any accrued and unpaid salary through the date of termination, and any other benefits which he would be entitled to under Guaranty Savings’ benefit plans. While it is expected that Mr. Wessel will be offered a position with Home Bank following the merger, no determination has been made whether Mr. Wessel’s employment will continue after the effective date of the merger or, if so, for what period of time. In light of Mr. Wessel’s employment agreement, he will not be eligible under the terms of the merger agreement to participate in the retention bonus pool or the general severance benefits which Home Bancorp has agreed to pay, both as described below under “Employee Benefit Matters.”

Protection of Directors, Officers and Employees Against Claims. In the merger agreement, Home Bancorp has agreed to indemnify GS Financial’s directors and officers after the completion of the merger to the fullest extent permitted under Louisiana law and GS Financial’s current articles of incorporation and bylaws. Home Bancorp also has agreed to maintain, for a period of three years after the effective time of the merger, GS Financial’s current directors’ and officers’ liability insurance policies, or equivalent substitute policies, provided that the cost of such insurance coverage does not exceed 175% of the current annual cost.

Employee Benefits Matters

The merger agreement provides that our employees who remain employed by Home Bancorp or its subsidiaries after the effective time of the merger will be eligible to participate in the benefit plans of Home Bancorp that are generally available to employees performing similar services for Home Bancorp, subject to the terms and provisions of the benefit plans. Home Bancorp may also determine to continue GS Financial’s benefit plans for transferred employees or merge such plans with Home Bancorp’s benefit plans. Continuing employees will receive credit for years of service with Guaranty Savings for purposes of determining eligibility for participation, vesting and other benefits, but not for purposes of accrual of defined benefit pension benefits.

Home Bancorp also has agreed in the merger agreement to create a retention bonus pool, of up to $300,000 in the aggregate, to provide cash bonuses to eligible employees, as identified by Home Bancorp and GS Financial, in order to help retain key employees. In addition, any employees of GS Financial at the time of the merger whose employment is terminated within one year of the effective time of the merger (other than termination for cause) will be entitled to receive two weeks of severance pay for each year of service up to a maximum of 20 weeks severance pay.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding the compensation for each named executive officer of GS Financial that is based on or otherwise relates to the merger, assuming the following:

•	The price per share of GS Financial common stock to be received in connection with the merger will be $21.00;

•	The merger closed on , 2011, the latest practicable date prior to the date of this proxy statement; and

•

The named executive officers of GS Financial were terminated without cause immediately following a change in control (the merger) on                         , 2011, the latest practicable date prior to the date of this proxy statement.

Name	Cash(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits	Tax Reimbursements	Other	Total
Stephen E. Wessel	$199,999	$63,000	—	—	—	—	$262,999
Bruce A. Scott	58,077	—	—	—	—	—	58,077
Kevin J. Dobson	25,385	—	—	—	—	—	25,385

(1)	The cash payment to Stephen E. Wessel, the President and Chief Executive Officer of GS Financial, is pursuant to the existing employment agreement between Guaranty Savings and Mr. Wessel. The cash payments indicated for Messrs. Scott and Dobson reflect the severance pay provision included in Section 7.10 of the merger agreement. All amounts are attributable to a “double trigger” arrangement and, if payable, will be paid by Home Bancorp in a lump sum.
(2)	Under the Company’s 1997 Recognition and Retention Plan and the merger agreement, all unvested awards immediately vest upon a change-in-control (a “single-trigger” arrangement). Amount reflected for Mr. Wessel is equal to the product of $21.00 multiplied by the number of his unvested Recognition and Retention Plan shares.

As previously indicated, under the terms of Mr. Wessel’s existing employment agreement, if his employment is terminated at any time subsequent to a change in control (which the merger will be), he will be entitled to receive (other than in the case of termination for cause) a lump sum severance payment equal to one year’s base salary, plus accrued and unpaid salary through the date of termination, and any other benefits which he would be entitled to under Guaranty Savings’ benefit plans. See “—Interests of Certain Persons in the Merger—Employment Agreement.” Pursuant to the terms of the Merger Agreement, Messrs. Scott and Dobson will be entitled to severance if their employment is involuntarily terminated (other than a termination for cause) or if they terminate their employment for good reason, as defined, within one year of the date of the consummation of the merger. The amount of severance provided in the merger agreement is equal to two weeks of base compensation for each year of service, as defined, up to a maximum of 20 weeks. Under the terms of the merger agreement, Messrs. Scott and Dobson, will be entitled to severance amounts equal to 20 weeks and 10 weeks, respectively, of base compensation, assuming compliance with all other applicable provisions of the severance plan, including their execution of a form of Separation Agreement and Release which includes provisions prohibiting the severed employee from making disparaging remarks about Home Bank or its directors or officers in the future, requiring the severed employee to maintain the confidentiality of all confidential information and releasing Home Bank from any claims regarding such person’s employment or termination of employment. It is not expected that Mr. Scott’s employment will continue beyond the consummation of the merger. It is currently expected that Messrs. Wessel and Dobson will be offered positions following the merger.

Regulatory Approvals

In connection with the merger, Home Bancorp and GS Financial will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

•

filing a certificate of merger with the Secretary of State of the State of Louisiana in accordance with the Louisiana Business Corporation Law after the approval of the merger agreement by GS Financial’s shareholders and the receipt of all other regulatory and third-party approvals necessary for consummation of the merger;

•	filing applications for approval of the acquisition of GS Financial by Home Bancorp with the Office of Thrift Supervision; and

•	filing applications for approval of the merger of Guaranty Savings and Home Bank with the Office of Thrift Supervision.

Home Bancorp has submitted applications regarding the merger with the Office of Thrift Supervision. The U.S. Department of Justice may provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds. Although we do not know of any reason why we would not obtain these regulatory approvals in a timely manner, we cannot be certain of when we will obtain them or that we will obtain them at all.

Material Federal Income Tax Consequences

The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations promulgated by the United States Treasury Department, judicial authorities and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that GS Financial common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of GS Financial common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold GS Financial common stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than United States dollars or individual persons who have received GS Financial common stock as compensation or otherwise in connection with the performance of services. Further, this discussion does not address state, local or foreign tax consequences of the merger.

The receipt of cash in exchange for shares of GS Financial common stock in the merger will generally be a taxable transaction for federal income tax purposes. Each holder’s gain or loss per share will be equal to the difference between the per share cash consideration and the holder’s adjusted tax basis per share in GS Financial common stock. A holder’s gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if the holder has held GS Financial common stock for more than 12 months prior to the merger. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 15%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 per year of ordinary income ($1,500 in the case of married individuals filing separate returns). In the case of individuals and other non-corporation taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

A holder of GS Financial common stock may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration received pursuant to the merger, unless the holder (a) provides a correct taxpayer identification number, or TIN, in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the exchange agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of GS Financial common stock who does not provide the exchange agent with his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against the holder’s federal income tax liability. Home Bancorp (or its agent) will report to the holders of GS Financial common stock and the Internal Revenue Service the amount of any “reportable payments,” as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the merger. Regardless of your particular situation, you should consult your own tax advisor regarding the federal tax consequences of the merger to you, as well as the tax consequences of the merger to you arising under the laws of any state, local or other jurisdiction, domestic or foreign.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, GS Financial’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Home Bancorp. Any difference between the purchase price for GS Financial and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In addition, any core deposit intangibles recorded by Home Bancorp in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Home Bancorp issued after the merger will reflect the results attributable to the acquired operations of GS Financial beginning on the date of completion of the merger.

Support Agreements

In connection with the execution of the merger agreement, each director of GS Financial and Guaranty Savings entered into a Support Agreement with Home Bancorp. Under these agreements, these individuals agreed to vote all of their shares of GS Financial common stock in favor of the merger and against the approval of any other agreement providing for the acquisition of GS Financial or all or substantially all of its assets. Pursuant to these agreements, these individuals also agreed not to transfer their shares of GS Financial common stock prior to the special meeting of shareholders of GS Financial called to approve and adopt the merger agreement, except for transfers in limited circumstances. These agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms. As of                     , 2011, these individuals owned in the aggregate                shares or         % of the outstanding GS Financial common stock.

Dissenters’ Rights of Appraisal

If the merger agreement is not approved by the holders of at least 80% of the outstanding shares of GS Financial’s common stock, Section 131 of the Louisiana Business Corporation Law allows a GS Financial shareholder who objects to the merger agreement and who complies with the provisions of that section to dissent from the merger agreement and to have paid to him or her in cash the fair cash value of his or her shares of common stock, which “fair cash value” shall be determined as of the day immediately before the special meeting, as determined by agreement between the shareholder and Home Bancorp, or by a Louisiana court if the shareholder and Home Bancorp are unable to agree.

The following is a summary of the steps to be taken by any shareholder of GS Financial who is interested in perfection of his or her dissenter’s rights. This summary should be read in conjunction with the full text of Section 131, which is attached hereto as Annex C.

To exercise the right of dissent, a GS Financial shareholder:

•	must file with GS Financial a written objection to the merger agreement prior to or at the special meeting; and

•	must also vote his or her shares (in person or by proxy) against the merger agreement at the special meeting.

Neither a vote against the merger agreement nor a specification in a proxy to vote against the merger agreement will in and of itself constitute the necessary written objection to the merger agreement. Moreover, by voting in favor of, or abstaining from voting on, the merger agreement, or by returning the enclosed proxy without instructing the proxy holders to vote against the merger agreement, a shareholder waives his or her rights under Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent to the merger agreement should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

If the merger agreement is approved by less than 80% of the total number of shares of common stock of GS Financial outstanding, then promptly after the effective date of the merger written notice of the consummation of the merger agreement will be given by Home Bancorp by mail to each former shareholder of GS Financial who filed a written objection to the merger agreement and voted against it at the special meeting. Within 20 days after the mailing of the notice (which will be mailed to the shareholder at the shareholder’s most recent address on GS Financial’s records), the shareholder must file with Home Bancorp a written demand for payment for his or her shares at their fair cash value (determined as of the day before the special meeting) and must state the amount demanded and a post office address to which Home Bancorp may reply. He or she must also deposit the certificates formerly representing his shares of GS Financial common stock in escrow with a bank or trust company located in Jefferson Parish, Louisiana. The certificates must be duly endorsed and transferred to Home Bancorp upon the sole condition that they be delivered to Home Bancorp upon payment of the value of the shares in accordance with Section 131. With the above-mentioned demand, the shareholder must also deliver to Home Bancorp the written acknowledgment of the bank or trust company with which the certificates have been deposited that it holds the certificates.

Unless the shareholder objects to and votes against the merger agreement, demands payment, endorses and deposits his certificates and delivers the required written acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the merger agreement and will forfeit any right to seek payment pursuant to Section 131.

If Home Bancorp does not agree to the value stated and demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of the shareholder’s demand and acknowledgment, notify the dissenting shareholder in writing at the designated post office address of its disagreement and shall state in the notice the value it will agree to pay if any payment should be held to be due; otherwise Home Bancorp shall be liable for and shall pay to the dissenting shareholder the value demanded for his or her shares. In this regard, shareholders should be aware that opinions of investment banking firms as to fairness from a financial point of view, including the opinion of FIG Partners LLC described in this proxy statement, are not opinions as to “fair value” under Louisiana law, and a determination of the fair cash value of the shares could be more or less than the consideration to be paid by Home Bancorp in the merger.

If the shareholder does not agree to accept the offered amount, or disagrees with Home Bancorp’s assertion that no payment is due, he or she must, within 60 days after receipt of Home Bancorp’s notice, file suit against Home Bancorp in the district court for Lafayette Parish, Louisiana for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against Home Bancorp by another former shareholder for a judicial determination of the fair cash value of such other shareholder’s shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he or she will be deemed to have consented to accept Home Bancorp’s statement that no payment is due or, if Home Bancorp does not contend that no payment is due, to accept the amount specified by Home Bancorp in its notice of disagreement.

        When the fair value of the shares has been agreed upon between the shareholder and Home Bancorp, or when Home Bancorp has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value Home Bancorp agrees is due because of the shareholder’s failure to bring suit within 60 days after receipt of notice of Home Bancorp’s disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon or the liability of Home Bancorp became fixed.

If Home Bancorp, in its notice of disagreement, offers to pay the dissenting shareholder on demand an amount in cash deemed by it to be fair cash value of his or her shares, and if, on the institution of a suit by the dissenting shareholder claiming an amount in excess of the amount offered, Home Bancorp deposits with the court the amount offered in its notice of disagreement, then the costs of the proceeding will be taxed against Home Bancorp if the amount finally awarded to the shareholder, exclusive of interest and costs, is more than the amount offered and deposited by Home Bancorp. Otherwise, the costs of the proceeding will be taxed against the shareholders.

Upon filing a demand for the value of his or her shares, a shareholder ceases to have any rights of a shareholder except the rights created by Section 131. The shareholder’s demand may be withdrawn voluntarily at any time before Home Bancorp gives its notice of disagreement, but thereafter only with the written consent of Home Bancorp. If his or her demand is properly withdrawn, or if the shareholder otherwise loses his or her dissenters’ rights, he or she will be restored to his or her rights as a shareholder as of the time of filing of his or her demand for fair cash value.

Until the effective date, dissenting shareholders of GS Financial should send any communications regarding their rights to Lettie R. Moll, Secretary, GS Financial Corp., 3798 Veterans Memorial Boulevard, Metairie, Louisiana 70002. After the effective date of the merger, dissenting shareholders should send any communications regarding their rights to Henry W. Busch, Secretary, Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana 70508. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of GS Financial.

Litigation Related to the Merger

On April 6, 2011, a purported shareholder of GS Financial filed a lawsuit in the 24th Judicial District Court for the Parish of Jefferson of the State of Louisiana captioned Kahn v. Scott, et al., No. 1700250, naming Home Bancorp, GS Financial and members of GS Financial’s board of directors as defendants. This lawsuit is brought on behalf of a putative class of GS Financial’s shareholders and seeks a declaration that it is properly maintainable as a class action. The lawsuit alleges that GS Financial’s directors breached their fiduciary duties and that Home Bancorp aided and abetted those alleged breaches of fiduciary duty by, among other things: agreeing to a merger for consideration that undervalues GS Financial and fails to maximize shareholder value; excluding other potential bidders; agreeing to contractual provisions that precluded a fair sales process; engaging in self-dealing; and failing to protect against conflicts of interest. Among other relief, the plaintiff seeks to enjoin the merger. GS Financial believes the claims asserted are without merit and intends to vigorously defend against this lawsuit.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

The GS Financial board of directors has approved and adopted the merger agreement, pursuant to which Interim, a to-be-created wholly owned subsidiary of Home Bancorp, will be merged with and into GS Financial, with GS Financial as the surviving corporation, and immediately thereafter GS Financial will be merged with and liquidated into Home Bancorp, with Home Bancorp as the surviving corporation. As a result of the merger, each issued and outstanding share of GS Financial common stock (except certain shares held by GS Financial or Home Bancorp) shall be converted into the right to receive $21.00 in cash without interest. The articles of incorporation and bylaws of Home Bancorp will continue to be the articles of incorporation and bylaws upon the consummation of the transactions of the merger agreement. In addition, the directors of Home Bancorp immediately prior to the merger will continue as the directors of Home Bancorp upon consummation of the transactions contemplated by the merger agreement.

The merger agreement provides that Home Bancorp may at any time change the structure of the merger but no such change may affect the U.S. federal income tax consequences to GS Financial’s shareholders in the merger, alter the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay consummation of the merger or result in the merger of Guaranty Savings and Home Bank contemplated by the merger agreement taking place at any time other than simultaneously with the liquidation of GS Financial into Home Bancorp, or as soon thereafter as is practicable.

The Bank Merger

Substantially simultaneously with the merger, Guaranty Savings, a federal savings bank and wholly owned subsidiary of GS Financial, will merge with and into Home Bank, a federal savings bank and wholly owned subsidiary of Home Bancorp, with Home Bank as the surviving savings bank.

Representations and Warranties of GS Financial and Home Bancorp

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of GS Financial and Home Bancorp, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes, of, among other things, allocating contractual risk between GS Financial and Home Bancorp, rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of GS Financial and Home Bancorp, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by GS

Financial or Home Bancorp. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” on page       .

The merger agreement contains customary representations and warranties of GS Financial and Home Bancorp, relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

GS Financial and Home Bancorp each has made representations and warranties to the other with respect to, among other things:

•	corporate organization and existence;

•	corporate authority and power to enter into the merger agreement and the completion of the transactions contemplated by the merger agreement;

•	required consents and approvals;

•	the filing of their reports with regulatory agencies;

•	the absence of any material adverse effect and of any circumstance which has had or is reasonably likely to have a material adverse effect;

•	broker’s, finder’s and financial advisor’s fees; and

•	the information to be contained in this proxy statement.

GS Financial has also made additional representations and warranties to Home Bancorp with respect to:

•	its capitalization;

•	its financial statements;

•	legal proceedings;

•	taxes;

•	its employee benefit plans;

•	compliance with laws;

•	its material contracts;

•	agreements with regulatory agencies;

•	environmental matters;

•	the loan portfolio;

•	derivative transactions;

•	state takeover laws;

•	insurance;

•	labor matters;

•	intellectual property;

•	transactions with affiliates; and

•

that it has received a fairness opinion from FIG Partners LLC to the effect that the merger consideration to be received by the shareholders of GS Financial is fair to such shareholders from a financial point of view.

Home Bancorp has made an additional representation and warranty to GS Financial that it will have sufficient cash available as of the effective time of the merger in order to pay the merger consideration of $21.00 per share to the shareholders of GS Financial.

Certain representations and warranties of GS Financial and Home Bancorp are qualified as to “materiality” or “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect,” when used in reference to GS Financial, means any event, change, circumstance, occurrence, effect or state of facts that (1) is or would reasonably be expected to be materially adverse to the business prospects, assets, liabilities, condition (financial or otherwise) or results of operations of GS Financial or Guaranty Savings, taken as a whole, or (2) prevents or materially impairs the ability of GS Financial or Guaranty Savings to consummate, or prevents or materially delays, the merger or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so.

In determining whether a material adverse effect has occurred or would reasonably be expected to occur, GS Financial and Home Bancorp will disregard any effects resulting from:

•

Any event, change, circumstance, occurrence, effect or state of facts to the extent generally affecting community savings banks, savings association holding companies or financial holding companies, or the economy or financial, securities or credit markets (including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. securities markets), except to the extent that the impact has a disproportionately adverse effect on GS Financial and Guaranty Savings, taken as a whole, as compared to similarity situated community savings banks, savings association holding companies or financial holding companies in the U.S.;

•

Changes in law or accounting requirements, except to the extent that the impact of the change has a disproportionately adverse effect on GS Financial and Guaranty Savings, taken as whole, as compared to similarly situated community savings banks, savings association holding companies or financial holding companies in the U.S.;

•	Announcement or pendency of the merger;

•	Actions expressly required by the merger agreement or taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•	Any legal claims asserted by shareholders of the applicable party arising out of or relating to the merger agreement.

Conduct Pending the Merger

The merger agreement contains covenants of GS Financial and Home Bancorp pending the completion of the merger, including covenants regarding the conduct of GS Financial’s business. These covenants are briefly described below.

GS Financial has agreed that it will, and will cause Guaranty Savings to, conduct its business in the ordinary course consistent with past practice.

Further, except as otherwise provided in the merger agreement, during the period from March 30, 2011, the date of the merger agreement, to the completion of the merger, GS Financial has agreed that neither it nor Guaranty Savings will take certain actions, or agree to take certain actions, unless consented to by Home Bancorp or permitted to or required by the merger agreement. These include:

•

declare or pay any dividends or distributions, except normal quarterly dividends on GS Financial common stock in the amount of $0.10 per share, provided such dividends do not exceed consolidated net income for the immediately preceding calendar quarter;

•

repurchase, redeem or acquire any shares of GS Financial common stock, split, combine or reclassify any shares of capital stock or issue, deliver or sell any shares of GS Financial capital stock or securities convertible into any such shares or any rights, warrants or options with respect to its capital stock;

•	amend its articles of incorporation or its bylaws;

•	make any capital expenditures other than ordinary course expenditures or those which are necessary to maintain existing assets in good repair and are not in excess of $10,000 in the aggregate;

•	enter into any new line of business;

•

acquire or agree to acquire, by merger, consolidation or purchase of a substantial equity interest in or a substantial portion of the assets of, or otherwise, any material corporation or other business organization;

•	take any action that would reasonably be expected to jeopardize or materially delay the receipt of regulatory approval necessary for the consummation of the merger;

•	take any action that may reasonably be expected to result in any of its representations or warranties becoming untrue or any of the conditions to the merger not being satisfied;

•	change its accounting practices, except as required by GAAP or regulatory accounting principles or enter into any agreement or arrangement with respect to taxes;

•

adopt, amend or terminate any employee benefit plan or adopt, amend or terminate any agreement, arrangement, plan or policy between GS Financial or Guaranty Savings and any director, officer or employee;

•

except for normal increases in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement currently in effect;

•

other than in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

•

other than in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money, engage in any repurchase transactions, or guarantee or otherwise become responsible for the obligations of any third party;

•	change its existing deposit policy or incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice;

•	accept any brokered deposits;

•	sell, purchase, enter into a lease, relocate, open or close any office or file any application pertaining to such action with any regulatory agency;

•	change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

•	purchase any mortgage loan servicing rights;

•

create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services other than the renewal in the ordinary course of business of any lease term which expires before the completion of the merger;

•	adopt a plan of liquidation or dissolution or fail to maintain in good standing its corporate existence;

•	hire or appoint any new executive officer or director;

•	settle or pay any legal action in an amount exceeding $25,000;

•	fail to conduct a Phase I environmental study before foreclosing on any parcel of commercial real property;

•	acquire any non-agency mortgage-backed or related securities;

•	fail to take any action required by any governmental agency; or

•	agree to do any of the foregoing.

Home Bancorp has agreed that, until the completion of the merger, it will not, and will not permit its subsidiaries to:

•	take any action that would cause any of its representations or warranties becoming untrue or any of the conditions to the merger not being satisfied;

•	take any action that would reasonably be expected to jeopardize or materially delay the receipt of any regulatory approvals necessary for the merger; or

•	agree to do any of the foregoing.

The merger agreement contains additional agreements of GS Financial and Home Bancorp concerning, among other things:

•

to cooperate with each other and use their reasonable best efforts to prepare and file all necessary regulatory applications with respect to the merger and obtain as promptly as practicable, all consents and approvals which are necessary for the merger to be consummated;

•

to furnish to each other upon request all information concerning themselves, as applicable, and their respective subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement or any notice, application or other document to be delivered in connection with the merger agreement; and

•	to promptly furnish each other with copies of written communications received from, or delivered to, any governmental agency with respect to the transactions contemplated by the merger agreement.

No Solicitation

The merger agreement provides that neither GS Financial nor any of its directors, officers, employees, consultants, advisors or other representatives shall directly or indirectly solicit, initiate, endorse or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal, or offer, or take any action designed to facilitate or that is likely to result in, a Company Acquisition Proposal, as defined in the merger agreement. The term “Company Acquisition Proposal” is generally defined in the merger agreement as any inquiry, proposal or offer with respect to any of the following (other than the transactions contemplated by the merger agreement):

•	a merger, consolidation, share exchange, or similar business combination transaction involving GS Financial or Guaranty Savings;

•

any transaction pursuant to which any third party would acquire 20% or more of GS Financial’s or Guaranty Savings’ business, revenue, net income, assets or deposits or consolidated assets or liabilities; or

•	any acquisition of 20% or more of the voting power of GS Financial or Guaranty Savings.

The merger agreement requires GS Financial and all of its directors, officers, employees or representatives to immediately cease and cause to be terminated all discussions or negotiations with any other party with respect to any Company Acquisition Proposal. The merger agreement also provides that, except as provided below, neither GS Financial nor any of its directors, officers, employees, or representatives, shall, directly or indirectly:

•	enter into any agreement with respect to any Company Acquisition Proposal;

•	participate in any discussions or negotiations regarding any Company Acquisition Proposal;

•	recommend or support any Company Acquisition Proposal; or

•	approve or resolve to approve a Company Acquisition Proposal.

The merger agreement allows GS Financial to furnish information regarding GS Financial to any person making an acquisition proposal, participate in discussions regarding a Company Acquisition Proposal, only if, among other things, such person executes a confidentiality agreement with customary terms, and:

•	GS Financial receives an unsolicited written Company Acquisition Proposal that its board of directors believes is bona fide;

•	such Company Acquisition Proposal was not the result of a material breach by GS Financial of its non-solicitation obligations under the merger agreement;

•	shareholders of GS Financial have not previously approved the merger agreement;

•

GS Financial’s board of directors determines in good faith, after consultation with its outside legal counsel, that such action is required for the directors not to violate their fiduciary duties under applicable law; and

•

the Board of Directors of GS Financial (after consultation with its outside legal counsel and financial advisor) believes the Company Acquisition Proposal constitutes or is reasonably likely to lead to a “Company Superior Proposal,” as defined in the merger agreement.

Under the merger agreement, a “Company Superior Proposal” is defined as an unsolicited, bona fide written proposal made by a third party to enter into an acquisition of control of GS Financial (utilizing a threshold of 50% or more of the voting power, assets, business, net income, etc.) on terms that GS Financial’s board of directors determines, in its good faith judgment, after consultation with its legal and financial advisors:

•

would result in a transaction that involves consideration to GS Financial’s shareholders that, from a financial point of view, is more favorable than the merger consideration offered by Home Bancorp (including any adjustments proposed by Home Bancorp in response to a Company Acquisition Proposal); and

•	is reasonably likely to be consummated on the terms proposed on a timely basis.

GS Financial further has agreed to notify the other party promptly (but in no event later than 48 hours) in writing after it receives any Company Acquisition Proposal, or any request for nonpublic information relating to it or if it enters into discussions or negotiations concerning any Company Acquisition Proposal, and to provide Home Bancorp with copies of all material documentation and correspondence related thereto.

Board of Directors’ Covenant to Recommend the Merger Agreement

The merger agreement provides that GS Financial will call a meeting of its shareholders as promptly as practicable in order to obtain their approval of the merger agreement. The GS Financial board of directors also has agreed, subject to the limited exceptions, to recommend the approval and adoption of the merger agreement by GS Financial’s shareholders.

The board of directors of GS Financial may choose not to make such a recommendation, or withdraw, qualify or modify any such recommendation (which actions as well as any endorsement or recommendation of any Company Acquisition Proposal are referred to as a “Company Adverse Recommendation Change”) only after receipt of a Company Superior Proposal (as defined), if GS Financial’s shareholders have not approved the merger agreement with Home Bancorp and if the board of directors, after having consulted with and considered the advice of its outside legal counsel, has concluded in good faith that the failure to do so would be reasonably likely to violate such directors’ fiduciary duties under applicable law, provided that (i) GS Financial provides Home Bancorp with at least two business days’ notice of its intention to make the Company Adverse Recommendation Change, (ii) before making the Company Adverse Recommendation Change, GS Financial makes its representatives available to negotiate with Home Bancorp, to the extent that Home Bancorp wishes to negotiate with GS Financial in response to an alternative acquisition proposal, and (iii) the board of directors concludes (after consultation with outside legal counsel and its financial advisors) that the alternative proposal continues to be, after consideration of any adjustments that Home Bancorp has proposed in the negotiations in response thereto, to be a Company Superior Proposal.

Reasonable Best Efforts

GS Financial and Home Bancorp have agreed to use reasonable best efforts to take all actions that are necessary proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts to resist, contest or defend any proceedings (including administrative proceedings) challenging the merger or the completion of the transactions contemplated by the merger agreement, and using reasonable best efforts to seek to have vacated or overturned any governmental order that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the merger agreement, provided that such agreement by the parties to use their reasonable best efforts shall not preclude either party from exercising its rights under the merger agreement.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of conditions set forth in the merger agreement or, to the extent permitted by law, the waiver of those conditions by the party entitled to do so, at or before the effective time of the merger.

The obligations of both GS Financial and Home Bancorp to consummate the merger are conditioned upon satisfaction or waiver of each of the following:

•	the merger agreement shall have been approved by the requisite vote of the shareholders of GS Financial;

•	all necessary regulatory approvals shall have been received and remain in full force and effect and all statutory waiting periods shall have expired; and

•	no order, injunction or decree or other legal restraint or prohibition is outstanding that would prevent the merger.

The obligations of Home Bancorp to consummate the merger are conditioned upon satisfaction or waiver of each of the following:

•

GS Financial must have performed in all material respects all of its obligations under the merger agreement and the representations and warranties of GS Financial in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of consummation of the merger, except as to any representation and warranty which specifically relates to an earlier date, and except that the representations and warranties of GS Financial, with certain limited exceptions, will be deemed to be true and correct unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, would have a material adverse effect, as defined in the merger agreement, on GS Financial;

•	no governmental entity has initiated any proceeding seeking to enjoin the merger or the bank merger and no such action is threatened;

•

GS Financial’s “Nonperforming Assets”, as defined, as of the month-end immediately preceding the closing date of the merger shall not exceed $15.0 million (Nonperforming Assets are defined as (i) loans and leases in nonaccrual status, (ii) other real estate owned, (iii) troubled debt restructured loans and leases and (iv) the amount by which any net charge-offs from January 1, 2011 through the month-end immediately preceding the closing date exceeds consolidated net income for the period); and

•	each of the material third-party consents to the merger agreement and the transactions under it have been obtained.

The obligations of GS Financial to consummate the merger are subject to satisfaction or waiver of similar conditions regarding Home Bancorp and Home Bancorp having performed all of its obligations in all material respects under the merger agreement and with respect to the validity of its representations and warranties.

Extension, Waiver and Amendment of the Merger Agreement

At any time prior to the completion of the merger, whether before or after approval of the merger by GS Financial’s shareholders, Home Bancorp and GS Financial may, to the extent permitted by law:

•	amend the merger agreement;

•	extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•

waive compliance with any agreements or conditions contained in the merger agreement, except that after the approval of the merger by GS Financial’s shareholders, there may not be any amendment to the merger agreement which requires additional approval under applicable law unless such further approval is obtained from shareholders of GS Financial.

Termination of the Merger Agreement

The merger agreement may be terminated in writing prior to the completion of the merger by:

•	the mutual consent of the parties to the agreement;

•	by Home Bancorp or GS Financial if:

•

the merger is not completed by December 31, 2011; unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its obligations under the merger agreement;

•	if a court of other governmental entity issues a final, nonappealable order enjoining or otherwise restraining or prohibiting the transactions contemplated by the merger agreement;

•	GS Financial’s shareholders fail to adopt the merger agreement; or

•

if any governmental entity that is required to approve the merger and the other transactions contemplated by the merger agreement, shall have issued a final, nonappealable denial of the merger, or the other transactions contemplated by the merger agreement;

•	by Home Bancorp if:

•

GS Financial has breached its representations, warranties, covenants or agreements in a manner that cannot be cured, or is not cured or waived upon the earlier of 30 days notice of such breach and December 31, 2011, and such breach would result in the failure of any of the conditions to closing for Home Bancorp;

•

prior to the shareholders of GS Financial approving the merger agreement, GS Financial or its Board of Directors, (i) effects a “Company Adverse Recommendation Change” or approves, adopts or recommends any “Company Acquisition Proposal”, (ii) fails to recommend the merger and approval of the merger agreement by the shareholders of GS Financial, (iii) materially breaches the no solicitation provisions of the merger agreement or (iv) fails to duly call and convene a meeting of the shareholders to consider the merger agreement; and

•	if GS Financial or its Board of Directors either recommends to shareholders that they tender their shares in any tender offer or exchange offer made by another party for 20% or more of the outstanding shares of GS Financial common stock or does not recommend, within 10 business days of the announcement of a tender offer, that shareholders reject any such tender offer or exchange offer.

GS Financial also may terminate the merger agreement if Home Bancorp has breached any of its representations, warranties, covenants or agreements in a manner that cannot be cured, or is not cured or waived upon the earlier of 30 days written notice of such breach and December 31, 2011, and such breach would result in the failure of any of the conditions to closing for GS Financial.

Termination Fee

As a material inducement to Home Bancorp to enter into the merger agreement, GS Financial agreed to pay Home Bancorp a fee of $1.125 million if:

•

the merger agreement is terminated either because the merger has not been consummated by December 31, 2011 (provided GS Financial shareholder approval has not been theretofore received), because GS Financial’s shareholders have not approved the merger agreement or because of GS Financial’s breach of its representations, warranties, covenants or agreements, in any event, after a Company Acquisition Proposal has been received or publicly disclosed and if within 12 months of such termination GS Financial or Guaranty Savings executes a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal;

•	the merger agreement is terminated by Home Bancorp prior to GS Financial’s receipt of shareholder approval because GS Financial or GS Financial’s Board of Directors has:

•	effected a Company Adverse Recommendation Change or approved, adopted, endorsed or recommended any Company Acquisition Proposal;

•	failed to recommend the merger and the approval of the merger agreement by GS Financial’s shareholders;

•	materially breached the non-solicitation provisions of the merger agreement; or

•	failed to call, give notice of, convene and hold the meeting of GS Financial’s shareholders to consider the merger agreement; or

•

GS Financial or its Board of Directors recommended that GS Financial’s shareholders tender their shares in any tender offer or exchange offer for 20% or more of the outstanding shares of GS Financial common stock or has not, within 10 business days of the commencement of such tender offer or exchange offer, recommended that GS Financial’s shareholders reject such tender offer or exchange offer.

Expenses

The merger agreement provides that, as a general matter, each party will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. In certain circumstances, however, GS Financial may be required to pay a termination fee to Home Bancorp, as discussed above under “—Termination Fee.”

MARKET PRICES AND DIVIDENDS ON GS FINANCIAL COMMON STOCK

Set forth below are the high and low sales prices for GS Financial’s common stock on the Nasdaq Global Market and dividends paid for the periods presented.

	Price Range of Common Stock		Dividends Declared
Fiscal Year Ending December 31, 2011	High	Low
First Quarter	$20.77	$8.37	$0.10
Second Quarter (through May , 2011)

Fiscal Year Ended December 31, 2010
First Quarter	$14.99	$13.00	$0.10
Second Quarter	14.18	10.59	0.10
Third Quarter	12.25	9.36	0.10
Fourth Quarter	11.98	8.50	0.10

Fiscal Year Ended December 31, 2009
First Quarter	$14.00	$10.51	$0.10
Second Quarter	17.44	12.50	0.10
Third Quarter	17.10	13.80	0.10
Fourth Quarter	16.20	12.90	0.10

The closing sale price of our common stock on the Nasdaq Global Market on March 29, 2011, which was the last trading day prior to public announcement of the signing of the merger agreement, was $17.25 per share. On May         , 2011, the last trading day before the date of this proxy statement, the closing price for GS Financial common stock on the Nasdaq Global Market was $            . You are encouraged to obtain current market quotations for GS Financial common stock in connection with voting your shares.

As of May            , 2011, the last trading day before the date of this proxy statement, there were              record holders of GS Financial common stock.

CERTAIN BENEFICIAL OWNERS OF GS FINANCIAL COMMON STOCK

The following table sets forth, as of                     , 2011, the voting record date for the special meeting, certain information as to our common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 who or which was known to us to be the beneficial owner of more than 5% of our issued and outstanding common stock, (b) our directors, (c) certain executive officers, and (d) all directors and executive officers as a group.

	Common Stock Beneficially Owned as of , 2011(1)
Name of Beneficial Owner(s)	Amount		Percentage
Guaranty Savings Bank 401(k) Plan	125,266	(2)	10.0%
3798 Veterans Memorial Boulevard
Metairie, Louisiana 70002

Raffles Associates, L.P.	67,996	(3)	5.4
2 Penn Plaza, Suite 1920A
New York, New York 10121

Directors:
Edward J. Bourgeois	9,295	(4)	*
Paul D. Cordes, Jr	200	(5)	*
Stephen L. Cory	14,803		1.2
Bradford A. Glazer	21,842	(6)	1.7
Bruce A. Scott	97,859	(2)(7)	7.8
Hayden W. Wren, III	7,893		*
Albert J. Zahn, Jr.	26,781	(8)	2.1

Named Executive Officers:
Stephen E. Wessel	3,612	(2)(9)	*
Kevin J. Dobson	4,159	(10)	*

All directors and executive officers as a group (11 persons)	205,235	(2)(11)	16.3%

*	Represents less than 1% of our outstanding common stock.

(1)	Based upon filings made with the Securities and Exchange Commission and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (a) voting power, which includes the power to vote or to direct the voting of the shares, or (b) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options. Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(Footnotes continued on following page)

(2)	Messrs. Stephen E. Wessel, Bruce A. Scott and Kevin Dobson act as Trustees of the Guaranty Savings Bank 401(k) Plan. As of March 11, 2011, the 125,266 shares held in the 401(k) Plan were allocated to the accounts of participating employees. In general, the allocated shares held in the 401(k) Plan as of March 11, 2011, will be voted by the Trustees in accordance with the instructions of the participants and their beneficiaries. The amount of our common stock beneficially owned by officers who serve as 401(k) Plan Trustees and by all directors and executive officers as a group does not include the shares held by the 401(k) Plan other than shares specifically allocated to the individual officer’s account.

(3)	Based on information contained in a Schedule 13G/A filed by Raffles Associates, L.P. with the SEC on February 16, 2010. Raffles Associates, L.P. reported sole voting and dispositive power with respect to all of the 67,996 shares they own. The principal business address of Raffles Associates, L.P. is 2 Penn Plaza, Suite 1920A, New York, New York 10121.

(4)	Includes 2,784 shares of common stock held in Mr. Bourgeois’s individual retirement account and 1,102 shares held by Mr. Bourgeois as custodian under the Uniform Gifts to Minors Act for his daughter.

(5)	The 200 shares are in Mr. Cordes’ individual retirement account.

(6)	Includes 1,450 shares of common stock owned by Mr. Glazer’s wife and 10,000 shares owned by Mr. Glazer’s children.

(7)	Includes 2,500 shares of common stock held directly by Bruce Scott’s child and 15,000 shares owned directly by Mr. Scott’s spouse. Mr. Scott disclaims beneficial ownership as to the shares held by his child and by his spouse. Also includes 12,000 shares held in Mr. Scott’s individual retirement account and 35,953 shares of common stock allocated to Mr. Scott under the employee stock ownership plan provisions of the Guaranty Savings Bank 401(k) Plan, which the Trustees will vote in accordance with Mr. Scott’s instructions. The business address for Mr. Scott is c/o Guaranty Savings Bank, 3798 Veterans Memorial Boulevard, Metairie, Louisiana 70002.

(8)	Includes 5,000 shares of common stock owned by Mr. Zahn’s wife and 1,000 shares held in his wife’s individual retirement account.

(9)	Includes 1,412 shares held in the Guaranty Savings Bank 401(k) Plan, which the Trustees will vote in accordance with Mr. Wessel’s instructions.

(10)	Includes 3,492 shares held in the Guaranty Savings Bank 401(k) Plan, which the Trustees will vote in accordance with Mr. Dobson’s instructions.

(11)	Includes an aggregate of 58,148 shares of common stock which are held by the Guaranty Savings Bank 401(k) Plan on behalf of our executive officers as a group.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Shareholder Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of GS Financial relating to the next annual meeting of stockholders, which is expected to be held in April 2012 if the merger is not consummated, must be received at our principal executive offices located at 3798 Veterans Memorial Boulevard, Metairie, Louisiana 70002, Attention: Lettie R. Moll, Corporate Secretary, no later than December 31, 2011. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before an annual meeting pursuant to Article 9.D. of our Articles of Incorporation, which provides that the shareholder must give timely notice thereof in writing to the Corporate Secretary. To be timely with respect to the annual meeting of shareholders expected to be held in April 2012 if the merger is not consummated, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices 60 days prior to the anniversary date of our 2011 Annual Meeting, or no later than February 25, 2012. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our books, of the shareholder proposing such business and, to the extent known, any other shareholders known by such shareholder to be supporting such proposal, (c) the number of shares of common stock which are beneficially owned by the shareholder on the date of such shareholder notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal (other than interests which all shareholders would have).

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, GS Financial is requesting approval from the shareholders of GS Financial on a non-binding or advisory basis, of the compensation that may be payable to the named executive officers of GS Financial in connection with the merger and therefore is asking shareholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of GS Financial in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve this proposal on executive compensation and vote not to approve the proposal on the merger agreement, and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either GS Financial or Home Bancorp regardless of whether the merger is approved. Accordingly, as the compensation to be paid in connection with the merger is contractual, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved.

Vote Required for Approval

The advisory vote on the compensation which may be received by the named executive officers of GS Financial in connection with the merger will be approved if a majority of the votes cast at the special meeting are voted “FOR” such proposal.

Recommendation of the Board of Directors

The GS Financial board of directors recommends that shareholders vote “FOR” approval, on an advisory basis, of the compensation which may be received by the named executive officers of GS Financial in connection with the merger.

ADJOURNMENT OF THE SPECIAL MEETING

Each proxy solicited requests authority to vote for an adjournment of the special meeting, if an adjournment is deemed to be necessary. We may seek an adjournment of the special meeting so that we can solicit additional votes in favor of the merger agreement if the merger proposal has not received the requisite vote of shareholders at the special meeting and has not received the negative votes of the holders of a majority of our voting stock. If we desire to adjourn the meeting, we will request a motion that the meeting be adjourned for up to 28 days with respect to the merger proposal (and solely with respect to the merger proposal, provided that a quorum is present at the special meeting), and no vote will be taken on the merger proposal at the originally scheduled special meeting. Each proxy solicited, if properly signed and returned to GS Financial and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained in the proxy. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained in the proxy, and if no contrary instructions are given, for the proposal in question.

Any adjournment will permit us to solicit additional proxies and will permit a greater expression of the shareholders’ views with respect to the merger proposal. The adjournment would be disadvantageous to shareholders who are against the merger agreement because an adjournment will give us additional time to solicit favorable votes and thus increase the chances of passing the merger proposal.

If a quorum is not present at the special meeting, no proposal will be acted upon and our board of directors will adjourn the special meeting to a later date to solicit additional proxies on each of the proposals being submitted to shareholders.

Because the board of directors recommends that shareholders vote “FOR” the proposed merger agreement, the board of directors also recommends that shareholders vote “FOR” the possible adjournment of the special meeting on the merger proposal. Approval of the proposal to adjourn the special meeting on the merger proposal requires the approval of a majority of the votes cast on the adjournment proposal.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements and information with respect to the financial condition, results of operations, plans, objectives, future performance, business and other matters relating to GS Financial or the merger that are based on the beliefs of, as well as assumptions made by and information currently available to, GS Financial’s management. When used in this proxy statement, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import are intended to identify forward-looking statements. Forward-looking statements also are statements that include future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements reflect the current view of GS Financial with respect to future events and are subject to risks, uncertainties and assumptions that include, without limitation, the factors set forth in GS Financial’s Annual Report on

Form 10-K and other filings with the Securities and Exchange Commission, as well as the following factors: the possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed merger may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed merger are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies’ customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

WHERE YOU CAN FIND MORE INFORMATION

GS Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by GS Financial at the Securities and Exchange Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Securities and Exchange Commission’s public reference rooms. GS Financial’s Securities and Exchange Commission filings are also available to the public from document retrieval services and at the Securities and Exchange Commission’s Internet website (http://www.sec.gov). These reports, proxy statements and other information filed by GS Financial with the Securities and Exchange Commission are also available on GS Financial’s web site at www.gsfinancialcorp.com.

Annex A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 30, 2011, is entered into between HOME BANCORP, INC., a Louisiana business corporation (“Parent”), and GS FINANCIAL CORP., a Louisiana business corporation (the “Company”).

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the merger of Interim (as hereinafter defined) with and into the Company, the Company to be the surviving corporation (the “Merger”), advisable and in the best interests of Parent and its shareholders, and (ii) authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and in the best interests of the Company and its shareholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Home Bank, a federal savings bank and wholly-owned subsidiary of Parent (the “Parent Bank”), and Guaranty Savings Bank, a federal savings bank and wholly-owned subsidiary of the Company (the “Company Bank”), will, pursuant to Section 7.12 hereof, enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which the Company Bank shall merge with and into Parent Bank (the “Bank Merger”), with Parent Bank to be the surviving bank (the “Surviving Bank”), and it is intended that the Bank Merger be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger and the Bank Merger, all as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 Organization of Interim; the Merger. Subject to the terms and conditions of this Agreement, Home Bancorp Acquisition Corp., a Louisiana corporation and wholly-owned subsidiary of Parent (“Interim”) to be formed in connection with the transactions contemplated hereby, shall at the Effective Time (as defined in Section 1.2 hereof) be merged with and into the Company in accordance with the Louisiana Business Corporation Law (“LBCL”) (the “Merger”), with the Company as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”). Prior to the Effective Time, Parent shall cause Interim to be organized under the LBCL and, in accordance with all necessary corporate and other approvals, to bind itself to the provisions of this Agreement obligating, benefitting and otherwise affecting it. Simultaneously with or as soon as practicable after the Effective Time, the Surviving Corporation shall be merged with and liquidated into Parent (the “Liquidation”) in accordance with an Agreement and Plan of Merger and Liquidation (the “Liquidation Plan”) to be adopted by Parent and the Company, as the Surviving Corporation in the Merger.

1.2 Effective Time. Subject to the provisions of this Agreement, a certificate of merger with respect to the Merger, complying with the LBCL (the “Certificate of Merger”), shall be duly prepared, executed and delivered by the Company in a form acceptable to Parent for filing with the Secretary of State of the State of Louisiana (the “Secretary of State”) on the Closing Date (as defined in Section 10.1 hereof). The Merger shall become effective at such time as the Certificate of Merger is filed by the Secretary of State or, as the case may be, at such later time as may be specified in the Certificate of Merger (such time being the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the LBCL and those set forth in this Agreement.

1.4 Conversion of Company Common Stock and Interim Common Stock.

(a) At the Effective Time, subject to the other provisions of this Article I, each share of the common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (but excluding Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the Per Share Cash Consideration, which shall mean twenty - one and no/100 United States Dollars ($21.00). The Per Share Cash Consideration is also referred to herein as “Merger Consideration.” The aggregate Merger Consideration shall not in any event exceed $26,416,698 (the “Aggregate Cash Consideration”).

All of the shares of Company Common Stock converted into Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or owner of a book entry previously representing a non-certificated share of Company Common Stock (a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration applicable to such Certificate or Book-Entry Share, without interest.

(b) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties, including all shares and share equivalents (the “Share Equivalents”) of Company Common Stock held in connection with the Company Bank’s amended and restated 401(k) Plan (the “401(k) Plan”), which includes the Company’s employee stock ownership plan and trust (the “ESOP”) (any such shares and Share Equivalents, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(c) At the Effective Time, each outstanding share of common stock of Interim, $.01 par value per share (“Interim Common Stock”), shall be converted by virtue of the Merger, automatically and without any action on the part of Parent, as the holder thereof, into an equal number of shares of the Surviving Corporation, which shall then constitute all of the outstanding common stock of the Company, as the Surviving Corporation.

1.5 Restricted Stock. Immediately prior to the Effective Time, all shares of Restricted Company Stock (defined in Section 4.2(a)) then outstanding shall fully vest and shall be converted into Merger Consideration as provided in Section 1.4(a).

1.6 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4(b) hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.7 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation unless and until thereafter amended in accordance with applicable law.

1.8 Bylaws. At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation unless and until thereafter amended in accordance with applicable law.

1.9 Directors and Officers.

(a) At and after the Effective Time, the directors of Interim shall become the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The directors of the Company and the Company Bank immediately prior to the Merger shall submit their resignations, to be effective as of the Effective Time and the effective time of the Bank Merger, respectively.

(b) The officers of Interim shall become the officers of the Surviving Corporation at and after the Effective Time, unless and until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and the LBCL.

1.10 Liquidation; Bank Merger.

(a) Promptly following the Effective Time of the Merger, Parent shall cause the Liquidation to occur by filing a certificate of merger with respect to the merger of the Company (as the Surviving Company in the Merger) with and into Parent, pursuant to the Liquidation Plan.

(b) Promptly following or simultaneously with the Liquidation, the parties will cause the Bank Merger to be consummated pursuant to the Bank Merger Agreement. Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Home Bank”, and, following the Bank Merger, the separate corporate existence of the Company Bank shall cease. The parties agree that the Bank Merger shall become effective simultaneously with the effective time of the Liquidation or as soon thereafter as is practicable. Subject to obtaining such regulatory approvals as may be required, Parent and Parent Bank may, at their option, continue after the effective time of the Bank Merger to operate the former offices of the Company Bank under the name and signage of the Company Bank until the date when Parent Bank completes the conversion of those offices to the systems of Parent Bank (the “Conversion Date”). In order to obtain the necessary regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) the Company shall cause the Company Bank to approve the Bank Merger Agreement, the Company, as the sole shareholder of the Company Bank, shall approve the Bank Merger Agreement and the Company shall cause the Bank Merger Agreement to be duly executed by the Company Bank and delivered to Parent and (ii) Parent shall cause Parent Bank to approve the Bank Merger Agreement,

Parent, as the sole shareholder of Parent Bank, shall approve the Bank Merger Agreement and Parent shall cause Parent Bank to duly execute and deliver the Bank Merger Agreement to the Company. Prior to the Effective Time, the Company shall cause the Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) simultaneously with the Liquidation or as soon thereafter as is practicable.

1.11 Reservation of Right to Change Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may at any time change the method of effecting the business combinations contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, that (A) any such change shall not affect the United States federal income tax consequences of the Merger to holders of Company Common Stock and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as Merger Consideration, (ii) materially impede or delay consummation of the business combination, or (iii) result in the Bank Merger taking place at any time other than simultaneously with the Liquidation or as soon thereafter as is practicable. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

EXCHANGE OF SHARES OF COMPANY COMMON STOCK

2.1 Parent to Make Cash Available. Immediately prior to the Effective Time, Parent shall deposit in trust with Registrar & Transfer Company (or another third party as may be mutually agreed upon by Parent and the Company), as exchange agent (in such capacity, the “Exchange Agent”), for the benefit of the holders of Certificates and Book – Entry Shares, for exchange in accordance with this Article II, the Aggregate Cash Consideration, so as to permit the Exchange Agent to make the payments required to be made by it pursuant to Section 2.2(a). The deposited funds are referred to as the “Exchange Fund.”

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of Certificates or Book-Entry Shares, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for Merger Consideration. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor a check representing the amount of cash which such holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of Article I, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration to holders of Company Common Stock.

(b) If any check representing Merger Consideration is to be issued in a name other than that in which the Certificate or Book-Entry Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with signature guaranteed as the letter of transmittal shall specify, and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a check representing Merger Consideration in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for cash, as provided in this Article II.

(d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to Parent or a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct (not exceeding the Merger Consideration deliverable with respect to such Certificate) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement, subject to the last sentence of Section 2.2(d).

(f) Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Parent or the Exchange Agent and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (i) each holder that is to receive a payment pursuant to this Agreement will have the sole and exclusive responsibility for the satisfaction and payment of any such withholding tax obligations imposed on Parent by any governmental entity on account of such payment and (ii) no distribution will be made to or on behalf of such holder pursuant to this Agreement unless and until such holder has made arrangements satisfactory to the Parent and the Exchange Agent for the payment and satisfaction of such withholding tax obligations.

ARTICLE III

DISCLOSURE SCHEDULES

Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Articles VI or VII. Disclosure in any section of the Disclosure Schedule of a party shall apply only to the Section of this Agreement indicated in such Disclosure Schedule except to the extent that it is apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (defined in Section 4.1(a)).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Article III, the Company hereby represents and warrants to Parent as follows:

4.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on the Company (as defined below). The Company is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended (“HOLA”). The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Bank, taken as a whole, or (B) prevents or materially impairs the ability of the Company or the Company Bank to consummate, or prevents or materially delays, the Merger or Bank Merger or Liquidation or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that a Company Material Adverse Effect for purposes of clause (A) shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent (1) generally affecting community savings banks, savings association holding companies or financial holding companies in the United States, or the United States economy or the United States financial, securities or credit markets, including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, or price levels or trading volumes in the United States securities markets, (2) reflecting or resulting from changes in law or accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting requirements or published interpretations thereof generally affecting community savings banks, savings association holding companies or financial holding companies in the United States, (3) demonstrably resulting from the announcement or pendency of the transactions contemplated by this Agreement, (4) any actions expressly required by this Agreement, including any expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the items referenced in Section 4.15(c) of the Company Disclosure Schedule), or that are taken with the prior informed written consent of Parent in contemplation of the transactions contemplated hereby, and (5) any legal claims asserted by any holder of shares of Company Common Stock or Parent Common Stock arising out of or relating to this Agreement; except, with respect to clauses (1) and (2) to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on the Company and the Company Bank, taken as a whole, as compared to similarly situated community savings banks, savings association holding companies or financial holding companies in the United States.

(b) The Company Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has no other direct or indirect Subsidiaries and owns no equity, membership or other interest, direct or indirect, in any person, firm, partnership, trust or entity (excluding interests acquired upon foreclosure of debts previously contracted in good faith, all of which acquired interests are listed in Section 4.1(b) of the Company Disclosure Schedule). The Company Bank has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on such Subsidiary. The charter, bylaws and similar governing documents of the Company Bank, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement, there were 1,257,938 shares of Company Common Stock issued and outstanding (not including 2,180,562 shares of Company Common Stock held by the Company as treasury stock) and no shares of Company Preferred Stock were issued or outstanding. The issued and outstanding Company Common Stock as of the date of this Agreement included 5,009 shares of unvested restricted stock (the “Restricted Company Stock”) issued pursuant to the Company’s Amended and Restated Recognition and Retention Plan (the “Retention Plan”), 114,139 shares allocated under the ESOP provisions of the 401(k) Plan, and all Share Equivalents (if any). As of the date of this Agreement, there were no shares of Company Common Stock or Company Preferred Stock reserved for issuance upon exercise of outstanding stock options, warrants, rights or similar instruments, and there were no shares of restricted stock outstanding except those specified above. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of

Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company. The Retention Plan terminated pursuant to its terms in October 2007, and no additional shares of Company Common Stock are available for grants thereunder. Other than as a result of any forfeitures, there are no additional shares of Company Common Stock available for allocation under the ESOP provisions of the 401(k) Plan. As of the date of this Agreement, the names of the holders of unvested Restricted Company Stock and the number of shares thereof held by each of them on the date of this Agreement are set forth in Section 4.2(a) of the Company Disclosure Schedule.

(b) The Company owns, directly, all of the issued and outstanding shares of the capital stock or other equity interests of the Company Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of the Company Bank.

4.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Company Board. The Company Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the Company’s shareholders, by a vote of two-thirds of the shares represented (in person and by proxy) at such meeting (assuming that a quorum is present and acting throughout and assuming the accuracy of the Parent’s representation and warranty in Section 5.9) (the “Company Requisite Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company and the Company Bank of the transactions contemplated hereby, nor compliance by the Company and the Company Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the charter, bylaws or similar governing documents of the Company Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Company Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Company Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4 Consents and Approvals.

(a) Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a preliminary proxy statement and a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), (ii) the approval and adoption of this Agreement by the Company Requisite Vote of the shareholders of the Company, (iii) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, the Office of Thrift Supervision (“OTS”) or its successor, (iv) filing of the Certificate of Merger, the Bank Merger Certificates and the certificate of merger with respect to the Liquidation, (v) filing of the Proxy Statement and any amendments or supplements thereto pursuant to the Exchange Act, and (vi) such filings, authorizations or approvals as may be set forth in Section 4.4(a) of the Company Disclosure Schedule (the consents and approvals referred to in clause (vi) are called the “Third Party Consents”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made or obtained by the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger , the Liquidation and the other transactions contemplated hereby, including the consummation by the Company Bank of the Bank Merger. On the date of this Agreement, the Company knows of no reason why all such filings cannot be timely made or why all such approvals cannot be timely obtained.

(b) Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, no asset (including Loans, as defined in Section 4.20) or lease (as lessee) or other

Contract (defined in Section 4.15) or right of the Company or the Company Bank will be invalidated or impaired, or will become unenforceable, by reason of the occurrence of the Merger, the Bank Merger or the Liquidation, subject to obtaining the consents referred to in clauses (iii) and (vi) of Section 4.4(a).

4.5 SEC Reports. As used herein, “Company SEC Documents” means, collectively, each registration statement, prospectus, report, schedule and definitive proxy statement, together with any amendments or supplements with respect thereto, filed or provided since December 31, 2005 by the Company with or to the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. The Company has previously made available to Parent a true and correct copy of each communication mailed by the Company to its shareholders since December 31, 2005. No such Company SEC Document (either when filed or provided with or to the SEC or at its effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company SEC Documents and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2005, and, as of their respective dates, all Company SEC Documents complied with the Securities Act, the Exchange Act and the rules and regulations of the SEC with respect thereto. There are no outstanding comments from or unresolved issues raised by the SEC with respect to the Company SEC Documents.

4.6 Regulatory Reports. The Company and the Company Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with (i) the OTS, (ii) the FDIC, and (iii) any other bank regulatory authority (each, a “Regulatory Agency” and collectively, including OTS and FDIC, and the successors to any of them, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and the Company Bank, and except as may be set forth in Section 4.6 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or the Company Bank since December 31, 2005. Except as set forth in Section 4.6 of the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or the Company Bank.

4.7 Financial Statements, Books and Records.

(a) The (i) financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents, and (ii) financial statements that will be included in the Company’s Form 10-K for the year ended December 31, 2010 (which financial statements referred to in this clause (ii) have been provided to Parent by the Company, subject to the addition of a subsequent event note disclosure solely to reflect the execution and delivery of this Agreement), comply as to form with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiary as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. The abovementioned financial statements at a year end (December 31) and for the period then ended have been audited by, and are accompanied by the report of, LaPorte, Sehrt, Romig & Hand, A Professional Accounting Corporation, independent registered public accounting firm with respect to the Company.

(b) Neither the Company nor the Company Bank has, and since December 31, 2010, neither Company nor the Company Bank has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) as set forth in the audited consolidated balance sheet of the Company and Subsidiary at December 31, 2010 (excluding the Notes thereto), (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010, and (iii) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

(c) The books and records of the Company and the Company Bank have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of the Company and the Company Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Bank (including all means of access thereto and therefrom). The Company and the Company Bank have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to the Company, including its consolidated Subsidiary, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s independent registered public accounting firm and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) Since December 31, 2005, (A) neither the Company nor the Company Bank nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of it or the Company Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or the Company Bank has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or the Company Bank, whether or not employed by the Company or the Company Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any of the Company’s directors or officers.

4.8 Broker’s Fees. Neither the Company nor the Company Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, FIG Partners, LLC (“FIG”) in accordance with the terms of a letter agreement dated November 12, 2010, between FIG and the Company, a true and correct copy of which has been previously made available by the Company to Parent.

4.9 Absence of Certain Changes or Events.

(a) Except as may be set forth in Section 4.9(a) of the Company Disclosure Schedule, since December 31, 2010 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(b) Except as may be set forth in Section 4.9(b) of the Company Disclosure Schedule, since December 31, 2009 the Company and the Company Bank have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as may be set forth in Section 4.9(c) of the Company Disclosure Schedule, since December 31, 2009 neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director from the amount thereof in effect as of December 31, 2009, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus or (ii) done or suffered any act that, if done or suffered after the date of this Agreement through the Effective Time, would breach or violate any of the covenants in Section 6.1.

4.10 Legal Proceedings.

(a) Except as may be set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor the Company Bank nor, with respect to the Company or the Company Bank, any of their directors, officers or employees is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (collectively, “Actions”) of any nature against the Company or the Company Bank or, with respect to the Company or the Company Bank, any of their directors, officers or employees, including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, the Company Bank or the assets of the Company or the Company Bank.

4.11 Taxes.

(a) Except as may be set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and the Company Bank has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor the Company Bank has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Company and the Company Bank, the federal and state income Tax Returns of the Company and the Company Bank have been audited by the Internal Revenue Service (“IRS”) or appropriate state tax authorities through December 31, 2006or the time for assessing and collecting income Tax with respect to such taxable period and prior taxable periods has closed and such taxable period and prior taxable periods are not subject to review, and (iii) there are no claims, audits or assessments pending against the Company or the Company Bank for any alleged deficiency in Taxes, and the Company has not been notified in writing of any proposed Tax claims, audits or assessments against the Company or the Company Bank (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Company have been established). There are no material liens for Taxes upon the assets of the Company or the Company Bank, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and the

Company Bank have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor the Company Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined by Section 1504(a) of the Code), neither the Company nor the Company Bank is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise. Neither the Company nor the Company Bank has entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published IRS guidance). Neither the Company nor the Company Bank has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) For the purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, or local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, unclaimed property, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

4.12 Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, the Company Bank or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any present or former employee, director or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise (collectively, the “Plans”).

(b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto (or if there is no Plan document, a summary of the material terms of the Plan); (ii) any related trust or other funding vehicle; (iii) any actuarial report and annual report for such Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan; and (v) the most recent summary plan description and related summaries of material modifications.

(c) Except as may be set forth in Section 4.12(c) of the Company Disclosure Schedule: each of the Plans has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA; there is no material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Company’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements, as described in Section 4.7, and such liability with respect to any Plan will not materially increase as a result of the Merger, the Bank Merger or the Liquidation; each of the Plans intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination; each of the Plans has been timely amended to comply with current law and regulations; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA; to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan; no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA has occurred that could result in any liability, direct or indirect, for the Company or an ERISA Affiliate or any shareholder, officer, director or employee of the Company or an ERISA Affiliate; neither the Company nor the Company Bank has any liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Bank; each Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all of the requirements of ERISA and section 4980B of the Code; no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; all amounts that the Company and its ERISA Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans have been paid; all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any employee or former employee of the Company or the Company Bank provides for payments that would not be deductible under Section 162(m) of the Code; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of section 280G(c) of the Code) of the Company or the Company Bank provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that will result in any nondeductible compensation under section 280G(a) of the Code or will result in an excise tax payable by such disqualified individuals under section 4999 of the Code; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in section 413 of the Code; there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; each Plan that is deemed to constitute a nonqualified deferred compensation plan subject to section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with section 409A of the Code and the applicable notices and proposed regulations thereunder, and since January 1, 2009 has been operated in accordance with, and is in documentary compliance with, the final regulations under section 409A of the Code; each such plan has been amended to comply with section 409A of the Code, and no Plan subject to section 409A of the Code triggers the imposition of penalty taxes under section 409A of the Code; neither the Company nor the Company Bank has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty, tax or interest under section 409A of Code; all Plans may be amended or terminated without penalty by the Company or the Company Bank at any time on or after the Closing; all persons classified by the Company or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company and its ERISA Affiliates have fully and accurately reported the compensation of their independent contractors on IRS Forms 1099 when required to do so; the Company and its ERISA Affiliates have no obligations to provide benefits with respect to such persons under Plans or otherwise; no individuals are currently providing, or have ever provided, services to the Company or its ERISA Affiliates pursuant to a leasing agreement or similar type of arrangement, nor has the Company or its ERISA Affiliates entered into any arrangement whereby such services will be provided; and no Plan has any loan or borrowings from any person (including the Company and the Company Bank).

4.13 Company Information. The Proxy Statement and any amendment or supplement thereto (except for such portions thereof that are provided for inclusion therein by Parent or Parent Bank) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement and any amendment or supplement thereto will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.14 Compliance with Applicable Laws. Since December 31, 2005, the Company and Company Bank have complied in all material respects with all laws, statutes, orders, rules, regulations, policies and guidelines of any Governmental Entity (collectively, “Laws”) applicable to the Company and the Company Bank. Each of the Company and the Company Bank holds, and has held continuously since December 31, 2005, all licenses, franchises, permits, variances, exemptions, operating certificates, orders, approvals and authorizations necessary for the lawful conduct of business under and pursuant to all applicable Laws, and neither the Company nor the Company Bank has since December 31, 2005, received notice of any violations of any of the above.

4.15 Certain Contracts.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor the Company Bank is a party to or bound by any contract (whether written or oral) (i) with respect to the service of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, or any of their respective Subsidiaries to any officer, director, employee, agent or consultant of the Company or the Company Bank, (iii) which as of the date of this Agreement is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or part after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) involving the payment of more than $10,000 per annum in the case of any one such agreement or $25,000 in total payments in the case of any one such agreement, (v) which materially restricts the conduct of any line of business by the Company or the Company Bank, (vi) that contains any noncompetition or exclusive dealing agreements or other agreement or obligation that purports to materially limit or restrict in any respect the ability of the Company or the Company Bank to compete in any line of business or with any person or entity or in any geographic area or which grants any right of first refusal, right of first offer or similar right; (vii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities with respect to the Company or the Company Bank; (viii) any contract relating to the borrowing of money by the Company or the Company Bank or the guarantee by the Company or the Company Bank of any such obligation of a third party (other than deposit liabilities and Federal Home Loan Bank borrowings, contracts pertaining to fully-secured repurchase agreements and contracts relating to endorsements for payment, guarantees and letters of credit made in the ordinary course of business consistent with past practice), including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (ix) any contract that involves expenditures or receipts of the Company or the Company Bank in excess of $25,000 per year (other than pursuant to loans originated or purchased by the Company or the Company Bank in the ordinary course of business consistent with past practice); (x) any contract (other than a Plan) with respect to the employment or compensation of any officers or directors; (xi) any contract containing a “most favored nations” clause or other similar term providing preferential pricing or treatment to a party; (xii) any contract relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or relating to the formation, creation or operation, management or control of any partnership, limited liability company or joint venture, in each case with any third parties, or any contract which limits payments of dividends and (xiii) any Regulatory Agreement (defined in

Section 4.16). Each contract of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously delivered or made available to Parent true and correct copies of each contract of the type described in this Section 4.15(a) except those that are filed or incorporated by reference in the Company SEC Documents.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) each of the Company and the Company Bank has performed all obligations required to be performed by it under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or the Company Bank under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in violation or default in any respect thereunder.

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a schedule of the estimated cash outlays, accounting write-offs and all other costs, expenses, charges, write-offs and termination fees that would be incurred by the Company and the Company Bank for terminating the agreement referenced therein.

4.16 Agreements with Regulatory Agencies. Except as may be set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor the Company Bank is or since December 31, 2005 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.17 Environmental Matters. Except as may be set forth in Section 4.17 of the Company Disclosure Schedule:

(a) Each of the Company and the Company Bank, and each of the Participation Facilities and, to the knowledge of the Company, the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any governmental entity or other forum in which the Company or the Company Bank or any Participation Facility or, to the knowledge of the Company, any Loan Property, has been or may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure of or to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or the Company Bank, any Participation Facility or any Loan Property; and

(c) During the period of (x) the Company’s or the Company Bank’s ownership or operation of any of their respective current or former properties, (y) the Company’s or the Company Bank’s participation in the management of any Participation Facility, or (z) the Company’s or the Company Bank’s interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or, to the knowledge of the Company, Loan Property in a manner that requires remediation under any Environmental Law. Prior to the period of (x) the Company’s or the Company Bank’s ownership or operation of any of their respective current or former properties, (y) the Company’s or the Company Bank’s participation in the management of any Participation Facility, or (z) the Company’s or the Company Bank’s interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or, to the knowledge of the Company, Loan Property in a manner than requires remediation under any Environmental Law.

The following definitions apply for purposes of this Section 4.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property that the Company or the Company Bank holds as other real estate owned or in which the Company or the Company Bank holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Company or the Company Bank operates or participates in the management and, where required by the context, said term means the owner or operator of such facility.

4.18 FIG Opinion. Prior to the execution of this Agreement, but not more than 10 days prior thereto, the Company received an opinion from FIG to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

4.19 No Trust or Investment Services. Neither the Company nor the Company Bank has at any time since December 31, 2005, provided trust services or investment services or given investment advice, including advice to municipalities or other governmental subdivisions concerning the issuance or sale of municipal securities.

4.20 Loan Portfolio.

(a) Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, as of the month-end immediately preceding the date of this Agreement, neither the Company nor the Company Bank was a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) under the terms of which the obligor was 60 or more days delinquent in payment of principal or interest on such date or (y) under the terms of which the obligor was, at such date, in material default of any provision under such Loan (for the purposes of this clause (y), the failure of the borrower to deliver financial and other data as required by the relevant loan agreement shall not by itself be deemed a material default), (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or the Company Bank , or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, (iii) Loan that, as of such date, was classified (whether by any Regulatory Agency or internal personnel), or with the exercise of reasonable diligence should have been classified by internal personnel, as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, or (iv) Loan in violation of any Laws applicable to the Company or the Company Bank including those promulgated, interpreted or enforced by any Regulatory Agency. Section 4.20(a) of the Company Disclosure Schedule lists each asset of the Company that as of such date was classified as “other real estate owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Each outstanding Loan (including Loans held for resale) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company’s written underwriting standards (and, in the case of Loans held for resale, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d) None of the agreements, if any, pursuant to which the Company or the Company Bank has sold Loans or pools of Loans or participation in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

4.21 Property. Each of the Company and the Company Bank has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests (collectively, “Liens”) to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2010 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business after the date of such balance sheet, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased. All leases pursuant to which the Company or the Company Bank, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor the Company Bank nor, to the knowledge of the Company, any other party thereto, is in default thereunder. Section 4.21 of the Company Disclosure Schedule (i) lists each such lease of real property and identifies the leased property by municipal address, and (ii) lists each parcel of real property (other than other real estate owned) that is owned by the Company or the Company Bank, identifies each such property by municipal address, and states whether the Company or the Company Bank has a policy of title insurance with respect thereto.

4.22 Derivative Transactions. Neither the Company nor the Company Bank has, at any time since December 31, 2005, entered into a Derivative Transaction for its own account or for the account of its customers. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.23 State Takeover Laws and Charter Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.9 hereof, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable Takeover Laws and any comparable provisions in the articles of incorporation or charter or bylaws of the Company or the Company Bank or any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement or plan to which the

Company or the Company Bank is a party. “Takeover Laws” means any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Sections 12:132 through 12:140.2 of the LBCL

4.24 Insurance. The Company and the Company Bank have policies of insurance to which they are parties or that provide coverage to the Company and the Company Bank and all such policies are valid and enforceable; taken together, provide adequate insurance coverage for the assets and the operations of the Company and the Company Bank for all risks normally insured against by a person carrying on the same business or businesses as the Company and the Company Bank; and are sufficient for compliance with all requirements of Laws. Neither the Company nor the Company Bank has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

4.25 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of the Company or the Company Bank. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or the Company Bank, and there has been no labor dispute, strike, work stoppage or lockout in the previous five years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or the Company Bank. Neither the Company nor the Company Bank has engaged or is engaging in any unfair labor practice. The Company and the Company Bank are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or the Company Bank to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of the Company, threatened with respect to the Company or the Company Bank before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b) Neither the Company nor the Company Bank is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Company, the Company Bank or any of its or their executive officers has received within the past five years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or the Company Bank and, to the knowledge of the Company, no such investigation is in progress.

4.26 Intellectual Property.

(a) Section 4.26(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company or the Company Bank (collectively, “Company Registered IP”). Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is, to the knowledge of the Company, valid and enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.

(b) The Company or the Company Bank owns exclusively, free and clear of any and all Liens, all Company Registered IP and all other intellectual property that is material to the business of Company or the Company Bank other than intellectual property owned by a third party that is licensed to the Company or the Company Bank pursuant to an existing license agreement and used by the Company or the Company Bank within the scope of such license.

(c) Each of the Company and the Company Bank has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information that derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of the Company, none of the activities or operations of the Company or the Company Bank (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither the Company nor the Company Bank has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred. To the Company’s knowledge, no third party is misappropriating, infringing, or diluting in any material respect any intellectual property owned by or exclusively licensed to the Company or the Company Bank that is material to any of the businesses of Company or the Company Bank.

(e) To the knowledge of the Company, its IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and no IT Assets that are material to the business of the Company or the Company Bank or to any of their operations, have materially malfunctioned or materially failed within the last three years. The Company and the Company Bank take all reasonable actions to protect and maintain the confidentiality and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company and the Company Bank have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that is consistent with customary industry practice. As used herein, “IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by Company and its Subsidiaries and used by Company or any of its Subsidiaries in the operation of the business of Company or any of its Subsidiaries.

4.27 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between the Company or the Company Bank, on the one hand, and any (1) executive officer or director of the Company or the Company Bank, (2) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (3) affiliate or family member of any such executive officer, director or record or beneficial owner or (4) any other affiliate of the Company, on the other hand, except those of a type available to non-affiliates of the Company generally.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III, Parent hereby represents and warrants to the Company as follows:

5.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on Parent, which term shall have, with respect to Parent, a correlative meaning to the definition in Section 4.1(a). Parent is duly registered as a savings and loan holding company under the HOLA. The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) Parent Bank is duly organized, validly existing and in good standing as a federal savings bank under the laws of the United States. It has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be licensed or qualified would not have a Material Adverse Effect on it. The deposit accounts of Parent Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. The charter documents and bylaws of Parent Bank, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(c) Interim will be at the Effective Time an interim stock corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Agreement and Plan of Merger and Liquidation referred to in Section 1.1, and Interim will have no material obligations or liabilities other than its obligations hereunder and thereunder.

5.2 Parent Bank.

(a) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Parent Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, Parent Bank neither has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Parent Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Parent Bank.

(b) Parent will own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Interim, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests will be duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights. Interim will not at any time be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements (other than this Agreement and the Liquidation Plan) of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Interim or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Interim.

5.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Parent Board. No other corporate proceedings on the part of Parent are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. Specifically (but without limitation), no adoption or approval of this Agreement or the Merger, the Bank Merger or the Liquidation by the shareholders of Parent is required by the LBCL. Prior to the Effective Time, Parent will approve the Merger as the sole shareholder of Interim. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent nor the consummation by Parent, Interim and Parent Bank, of the transactions contemplated hereby, nor compliance by Parent, Interim and Parent Bank with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or Interim, or the charter or bylaws or similar governing documents of Parent Bank or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Interim or Parent Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Interim or Parent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Interim or Parent Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4 Consents and Approvals. Except for (a) the filings noted in Section 4.4(a)(iii) and (iv), and (b) such other filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent, Interim or Parent Bank in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Interim of the Merger and the other transactions contemplated hereby, including the consummation by Parent Bank of the Bank Merger and the consummation by Parent of the Liquidation.

5.5 Reports. The Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with any Regulatory Agency (for the purposes of this Agreement, the term “Regulatory Agency”, when used with respect to Parent, shall include the SEC), and have paid all fees and assessments due and payable in connection therewith. Each of such reports complies in all material respects with the legal requirements applicable thereto. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

5.6 Broker’s Fees. Neither Parent, Interim nor Parent Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Sandler O’Neill + Partners, L.P.

5.7 Absence of Certain Changes or Events. Except as may be set forth in Section 5.7 of the Parent Disclosure Schedule, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

5.8 Parent Information. The information relating to Parent, Interim and Parent Bank to be submitted to the Company for inclusion in the Proxy Statement, or to be contained in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.9 Ownership of Company Common Stock.

(a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares or DPC shares); and

(b) Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company (as such term is defined in Section 132(9) of the LBCL).

5.10 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger, the Liquidation and the Bank Merger) should not be obtained on a timely basis.

5.11 Parent Plans. Parent maintains the employee benefit plans that are listed in Section 5.11 of the Parent Disclosure Schedule (the “Parent Plans”).

5.12 Ability to Pay Merger Consideration. Parent will have available to it as of the Closing sufficient cash to pay the Aggregate Cash Consideration to the Exchange Agent for the benefit of the shareholders of the Company.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, which shall not be unreasonably withheld, the Company and the Company Bank shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit the Company Bank to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends on the Company Common Stock declared and paid in the amount of $0.10 per share, but not to exceed in the aggregate for any quarter the Company’s consolidated net income for the quarter preceding the quarter during which such quarterly dividend is paid. The declaration of such dividends shall, if permitted, occur on approximately the same day and month such dividends were declared in 2010;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof) any shares of the capital stock of the Company or the Company Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Company or the Company Bank, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

(c) amend its articles of incorporation, bylaws or other similar governing documents;

(d) make any capital expenditures other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair and are not in excess of $10,000 in the aggregate;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(b)) or take any action that may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(h) change its methods of accounting in effect at December 31, 2010, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company’s independent registered public accounting firm, or make any Tax election or enter into any agreement or arrangement with respect to Taxes, or settle or pay any Taxes that are, on the date of this Agreement, in dispute;

(i) (i) except as set forth in Sections 7.7, 7.16 and 7.17 hereof, as required by applicable Laws or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or the Company Bank and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance or change-of-control agreement, arrangement, plan or policy), or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable Laws, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

(l) change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits;

(m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency;

(n) change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

(o) purchase any mortgage loan servicing rights;

(p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or the Company Bank is a party or by which the Company or the Company Bank or their respective properties is bound, other than the renewal in the ordinary course of business of any lease of real property the term of which expires prior to the Closing Date;

(q) adopt a plan of liquidation or dissolution or otherwise fail to maintain in good standing its corporate existence;

(r) hire or appoint any new executive officer or director;

(s) settle or pay any Action against it in an amount exceeding $25,000;

(t) fail to conduct a Phase 1 environmental study prior to foreclosing on any parcel of commercial real property;

(u) acquire, invest in or create any non-agency mortgage-backed or related securities;

(v) fail to take any action required of it by any Regulatory Agency; or

(w) agree to do any of the foregoing.

6.2 Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit Parent Bank to:

(a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(b) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c)); or

(c) agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

(a) The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall provide any information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to satisfy any requests of the SEC staff with respect to the filing, form or content of the Proxy Statement or any amendment or supplement thereto and, promptly following the expiration or early termination of the required waiting period, the Company shall thereafter mail the Proxy Statement to its shareholders. The Company will advise Parent, promptly after it receives notice thereof, of the issuance of any stop order with respect to the Proxy Statement, of any request by the SEC to amend the Proxy Statement, or of any comments thereon and responses thereto or requests by the SEC for additional information and responses thereto and of the expiration or early termination of the waiting period referred to above. If, prior to the Effective Time of the Merger, any event occurs with respect to the Company or Parent or any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement that, in any such case, is required to be described in an amendment of, or supplement to, the Proxy Statement, the Company or Parent, as applicable, shall promptly notify the other of them of such event and the parties will cooperate in the prompt filing by the Company with the SEC of any necessary amendment or supplement to the Proxy Statement, and the Company shall promptly disseminate the information in such amendment or supplement to its shareholders.

(b) Parent and the Company shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Liquidation and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Liquidation and the Bank Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause the Company Bank to, afford to the officers, employees, accountants, consultants, advisers, counsel and other representatives (collectively, “Representatives”) of Parent and Parent Bank, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other Representatives and, during such period, it shall, and shall cause the Company Bank to, make available to Parent and Parent Bank all information concerning its business, properties and personnel as Parent or Parent Bank may reasonably request. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause Parent Bank to, afford the Representatives of the Company and the Company Bank, reasonable access, during normal business hours during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other Representatives as may reasonably be requested to establish the correctness of the representations and warranties of Parent set forth in Article V. Neither the parties nor their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) breach any agreement with any third party in effect on the date of this Agreement, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) violate any applicable Law. If any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will use their reasonable best efforts to make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including antitrust Laws. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Company will furnish to Parent (a) consolidated financial statements (including balance sheets and statements of operations) of the Company and its Subsidiary as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof or the board of directors of the Company Bank or any committee thereof relating to the financial performance and risk management of the Company or the Company Bank. In addition, each party will furnish the other party with a copy of each report filed by it or any of its Subsidiaries with a Governmental Entity (other than portions thereof relating to confidential supervisory or examination materials) within three business days following the filing thereof.

(b) All information furnished by either party to the other pursuant to Section 7.2(a) shall be subject to, and the receiving party shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated December 23, 2010 (the “Confidentiality Agreement”), between Parent and the Company. For purposes of the preceding sentence, all rights and obligations of each of the Company and Parent under the Confidentiality Agreement shall be deemed to be reciprocal so as to apply equally to the other of them, mutatis mutandis.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3 No Solicitation by Company.

(a) The Company shall not and shall cause the Company Bank not to, and shall use and cause the Company Bank to use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, any Company Acquisition Proposal, (iii) approve or recommend any Company Acquisition Proposal, or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any Company Alternative Acquisition Agreement. The Company shall, and shall cause the Company Bank and the Representatives of the Company and the Company Bank to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which the Company, the Company Bank or any of their respective Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the approval of this Agreement by its shareholders, (1) the Company receives an unsolicited written Company Acquisition Proposal that the

Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was not the result of a material violation of this Section 7.3(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to violate its fiduciary duties under applicable Law, then the Company may (and may authorize the Company Bank and its and their Representatives to) (x) furnish non-public information with respect to the Company and the Company Bank to the person making such Company Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Company Acquisition Proposal (and such person’s Representatives) regarding such Company Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation (defined in Section 7.4), or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal (each such action set forth in this Section 7.3(b)(i) being referred to herein as a “Company Adverse Recommendation Change”), or (ii) cause or permit the Company or the Company Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “Company Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 7.3(a)). Notwithstanding the foregoing, at any time prior to obtaining the approval of this Agreement by its shareholders, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 7.3(b), make a Company Adverse Recommendation Change; provided, that Company shall not make any Company Adverse Recommendation Change in response to a Company Acquisition Proposal, unless (A) Company shall not have breached this Section 7.3 in any material respect and (B):

(i) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal is a Company Superior Proposal and such Company Superior Proposal has been made and has not been withdrawn and continues to be a Company Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 7.3(b);

(ii) the Company has given Parent at least two (2) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal (including the identity of the person making such Company Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Company Superior Proposal); and

(iii) prior to effecting such Company Adverse Recommendation Change, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal.

In the event of any material change to the terms of such Company Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 7.3 with respect to such new written notice.

(c) In addition to the obligations of the Company set forth in Sections 7.3(a) and (b), the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing in the event the Company or the Company Bank or their Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Company Acquisition Proposal) or to engage in negotiation that is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, in each case together with the material terms and conditions of such Company Acquisition Proposal or request and the identity of the person making any such Company Acquisition Proposal or request. The Company shall keep Parent reasonably well informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Company Acquisition Proposal or request and shall provide Parent with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it or the Company Bank determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Sections 7.3(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) Nothing contained in this Section 7.3 shall prohibit the Company from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act, in each case after the commencement of a tender offer

(within the meaning of Rule 14d-2 under the Exchange Act), (ii) issuing a statement in connection with a Company Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), so long as the statement includes no more information than would be required for a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act as if such provision were applicable, or (iii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be reasonably likely to violate its duties under applicable Law; provided, that in no event shall this Section 7.3(d) affect the obligations of the Company specified in Sections 7.3(b) and (c); provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall, if it is tantamount to, or serves a substantially similar purpose as, a Company Adverse Recommendation Change, be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 9.1).

(e) For purposes of this Agreement:

(i) “Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to or any, tender or exchange offer to acquire 20% or more of the voting power in the Company or the Company Bank, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving the Company or the Company Bank or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of Company Common Stock or securities or debt convertible or exchangeable for shares of Company Common Stock), or 20% or more of the business, revenue, net income, assets or deposits of, the Company or the Company Bank, in each case, whether in one or any series of related transactions and whether from one person or any “group” of persons (as defined under Section 13(d) of the Exchange Act).

(ii) “Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 7.3(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

7.4 Company Shareholder Meeting. The Company shall, as promptly as reasonably practicable after the earliest date by which the Definitive Proxy Statement may, in accordance with Regulation 14A under the Exchange Act, be disseminated to the shareholders of the Company, take all action necessary, including as required by and in accordance with the LBCL and the Company’s articles of incorporation and bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its shareholders for the purpose of obtaining the approval of its shareholders of this Agreement, including approval of the Merger (the “Company Shareholder Approval”). Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 7.3(b), the Company, through the Company Board, shall take all action necessary to (x) recommended to its shareholders (the “Company Board Recommendation”) that they approve this Agreement and the Merger, (y) include such recommendation in the Proxy Statement and (z) solicit such approval by the shareholders. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change. Notwithstanding any Company Adverse Recommendation Change, this Agreement shall be submitted to the shareholders of Company at the shareholders meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its shareholders any Company Acquisition Proposal in addition to or in lieu of the transactions contemplated by this Agreement. If the Company Board has effected a Company Adverse Recommendation Change, then the Company Board may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended) in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Laws.

7.5 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable (including consummation of the Bank Merger simultaneously with the Liquidation), including using reasonable best efforts to resist, contest or defend any Actions (including administrative actions) challenging the Merger or the completion of the transactions contemplated hereby, and using reasonable best efforts to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any party from exercising its rights under this Agreement.

7.6 Takeover Laws. Each of the Company and Parent and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Liquidation, the Bank Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger, the Liquidation, the Bank Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

7.7 Parent Employee Benefit Plans.

(a) Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and the Company Bank who become employees of Parent or its Subsidiaries (“Continuing Employees”) shall be eligible to participate, effective as soon as each Parent Plan permits (but not sooner than is administratively practicable following the Effective Time), in each of the Parent Plans in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that such similarly situated employees of Parent or its Subsidiaries participate. From and after the Effective Time, Parent may elect not to provide to the Continuing Employees any benefits which are not then provided by Parent and its Subsidiaries to their employees notwithstanding that such benefits were provided by the Company and its Subsidiaries to their employees immediately prior to the Effective Time.

(b) With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Parent Plan. If permitted by the Parent Plan and subject to the requirements of applicable Laws, each Parent Plan shall waive pre-existing condition limitations to the extent such conditions are covered under the applicable Company Plan, and Continuing Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. In the event of a termination or consolidation of any health plan of the Company or its Subsidiaries, terminated employees of the Company and its Subsidiaries and qualified beneficiaries shall have the right to continued coverage under group health plans of Parent and its Subsidiaries in accordance with COBRA.

(c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all the Plans, to the extent the Plans are in effect as of the Effective Time. Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Company for all purposes to the extent applicable under the Plans.

7.8 Indemnification.

(a) As used in this Section 7.8, an “Indemnified Party” is any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or the Company Bank and is, or is threatened to be, made a party (other than a party plaintiff) to any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or the Company Bank or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time. After the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in the Articles of Incorporation and Bylaws of the Company (but not exceeding the fullest extent permitted by applicable Laws), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Laws), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this Section 7.8(a) to pay for only one firm of counsel for all Indemnified Parties, unless counsel for the Indemnified Parties concludes that conflicts of interest between the Indemnified Parties precludes such counsel from representing all of the Indemnified Parties, in which case, additional counsel, reasonably acceptable to Parent and limited to the fewest number of firms of counsel necessary to resolve such conflicts of interest, shall be retained for such Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlement which, based on the determination of any Governmental Entity, arose out of or resulted from the gross negligence, criminal activity, willful misconduct or recklessness of the Indemnified Party. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least substantially the same coverage and amounts containing terms and conditions which are not substantially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 175% of the amount of the aggregate premiums paid by the Company for the policy year ended June 30, 2011 for such purpose (which policy year premiums (the “Insurance Amount”) are hereby represented and warranted by the Company to be as set forth in Section 7.8(b) of the Company Disclosure Schedule), and, if Parent is unable to maintain such policy (or substitute policy) as a result of this proviso, Parent shall obtain as much comparable insurance as is available for a period of three years following the Effective Time by payment of such Insurance Amount; provided, further, that (i) Parent may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date thereof or (ii) Parent may request that the Company obtain extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time).

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.8.

(d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, Liquidation or Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

7.10 Severance Letter. Parent has delivered to the Company a letter dated on or about the date of this Agreement in which Parent commits to pay specified severance to any employees of the Company and the Company Bank (except any employee who has an employment agreement or letter that provides for severance under specified circumstances) who are not Continuing Employees or who, if they become Continuing Employees, are terminated by Parent or Parent Bank without cause within a specified period following the Effective Time.

7.11 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relates to the Merger or the other transactions contemplated hereby or (c) any change, condition or event that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date, provided, that no such notification shall modify any of the representations, warranties, or covenants of the party giving such notice or adversely affect any of the rights or remedies of the party receiving such notice.

7.12 Execution and Authorization of Bank Merger Agreement and the Liquidation.

(a) As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve and adopt the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Company Bank.

(b) The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby. Such terms shall include that the Surviving Bank will be Parent Bank, and that Parent Bank’s board of directors and officers will be the directors and officers of the Surviving Bank at and after the effective time of the Bank Merger, unless and until changed in accordance with applicable Law, except that at the effective time of the Bank Merger the person named in Section 7.15 will serve in the office specified in his Employment Agreement.

(c) As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) approve and adopt the Liquidation Plan, (ii) execute and deliver the Liquidation Plan, and (iii) approve and adopt the Liquidation Plan as the sole shareholder of the Company at the time of the Liquidation, and (b) the Company Board shall (i) approve and adopt the Liquidation Plan and, (ii) cause the Company to execute and deliver the Liquidation Plan.

(d) The Liquidation Plan shall contain terms that are normal and customary in light of the transactions contemplated hereby. Such terms shall include that the surviving corporation will be Parent; that Parent’s directors and officers will be the directors and officers of the surviving corporation at and after the effective time of the Liquidation, unless and until changed in accordance with applicable Law; and that Parent’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation unless and until changed in accordance with the LBCL and such articles of incorporation and bylaws.

7.13 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement (subject to any considerations regarding attorney-client privilege), and no settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.14 Public Announcements. Parent and the Company shall cooperate with respect to the issuing of any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and, without the prior consent of Parent, which consent shall not be unreasonably withheld, the Company shall not issue any such press release or make any public announcement, except as may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. It is understood that Parent shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 7.14 shall limit Company’s (or Company Board’s) rights under Section 7.3.

7.15 Support Agreements. Concurrently with the execution of this Agreement, each person who serves as a director of the Company has entered into a Support Agreement with Parent in the form of Exhibit 7.15 hereto.

7.16 401(k) Plan Matters. The Company shall take all actions necessary to terminate the 401(k) Plan, including the ESOP provisions thereof, effective as of or immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan as of the Effective Time, including the ESOP provisions thereof, shall become fully vested upon termination of the 401(k) Plan. As soon as practicable after the date hereof, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the 401(k) Plan, including the ESOP provisions thereof, as of or immediately prior to the Effective Time, with a copy to be provided to Parent and its counsel. Prior to the Effective Time, the Company and, following the Effective Time, Parent shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, adopting such amendments to the 401(k) Plan, including the ESOP provisions thereof, as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, the account balances in the 401(k) Plan, including the ESOP provisions thereof, shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit Continuing Employees to rollover their account balances in the 401(k) Plan to the Parent’s 401(k) Plan, including account balances with respect to the ESOP provisions thereof, as well as any outstanding loan balances that constitute assets in a Continuing Employee’s 401(k) account, to the extent such loan balances are permitted by Parent’s 401(k) Plan.

7.17 Retention Bonuses. Parent and the Company have agreed that it is advisable to pay retention bonuses in agreed amounts to agreed employees of the Company Bank (who do not include any such employee who has an employment agreement or letter that provides for severance under specified circumstances) who become Continuing Employees and remain employees through a specified date. It is currently estimated that the aggregate amount of such retention bonuses, which will be paid approximately 30 days after the Conversion Date, or earlier if determined by Parent in its sole discretion, will be approximately $300,000, if all such bonuses are earned by the recipients.

7.18 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or the Company Bank prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to or after the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.19 Operating Functions.

(a) The Company and the Company Bank shall cooperate with Parent and Parent Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Parent Bank (including the then former operations of the Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Parent may decide. Without limiting the foregoing, senior officers of the Company and Parent shall meet from time to time as Parent may reasonably request, to review the financial and operational affairs of the Company and the Company Bank, and the Company shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Parent nor Parent Bank shall under any circumstances be permitted to exercise control of the Company or the Company Bank prior to the Effective Time, and (ii) neither the Company nor the Company Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws.

(b) Without the prior written consent of Parent, the Company will not, and will cause the Company Bank not to, take any steps to transition, or take any further steps that prepare to transition, the Company’s or the Company Bank’s information processing systems to any provider other than the current provider (or, if requested by Parent, the provider of such systems to Parent Bank). The Company will not, and will cause the Company Bank not to, terminate, amend or modify any of the agreements referenced on Section 4.15(c) or 7.19(b) of the Company Disclosure Schedule, without the prior written consent of Parent. Section 7.19(b) of the Company Disclosure Schedule lists each agreement to which the Company or the Company Bank is a party that pertains to data processing or information technology services.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved and adopted by the Company Requisite Vote of the holders of the outstanding shares of Company Common Stock under the LBCL.

(b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger, the Liquidation and the Bank Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Liquidation or the Bank Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, the Liquidation or the Bank Merger.

8.2 Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 4.2(a) and 4.9(a)) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a)(i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) Section 4.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or threatened.

(d) Nonperforming Assets. The Company’s and the Company Bank’s aggregate Nonperforming Assets, as defined below, shall not exceed $15.0 million at the month-end that immediately precedes the Closing Date. “Nonperforming Assets” means the sum of the following categories, each as defined in the Thrift Financial Report Instruction Manual (December 2010) or its successors applicable from time to time: (i) loans and leases in “nonaccrual” status, (ii) “other real estate owned,” (iii) “troubled debt restructured” loans and leases, and (iv) the amount (if any) by which “net charge-offs” during the period from January 1, 2011 through the month-end that immediately precedes the Closing Date exceeds consolidated net income during that period.

(e) Consents. Each of the Third-Party Consents (defined in Section 4.4(a)) that is material shall have been obtained and be in full force and effect. Without limiting the factors that may cause a Third-Party Consent to be “material”, a Third-Party Consent will be deemed material if it pertains to an asset or right that, if lost by the Company or the Company Bank prior to the Merger, Liquidation and Bank Merger, would reasonably be expected to have a Material Adverse Effect on the Company.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or threatened.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Merger, the Liquidation and the Bank Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before December 31, 2011 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of the failure of the Effective Time to occur on or before the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(iii) if the Company Shareholder Approval shall not have been obtained at the shareholders meeting called for that purpose or at any adjournment or postponement thereof at which a vote thereon was taken; or

(iv) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Merger, the Liquidation or the Bank Merger by final, nonappealable action of such Governmental Entity;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to the Company of such breach or failure; or

(ii) if, prior to receipt of the Company Shareholder Approval, the Company or the Company Board (or any committee thereof) has (A) effected a Company Adverse Recommendation Change or approved, adopted, endorsed or recommended any Company Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of the Company, (C) materially breached the terms of Section 7.3 in any respect adverse to Parent, or (D) materially breached its obligations under Section 7.4 by failing to call, give notice of, convene and hold the meeting of the Company’s shareholders in accordance with Section 7.4; or

(iii) if the Company or the Company Board has, in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock, recommended within the ten business day period specified in Rule 14e-2(a) under the Exchange Act, that the shareholders of Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act.

(d) by the Company if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to Parent of such breach or failure.

9.2 Effect of Termination. In the event of such termination, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, except that Sections 7.2(b), 9.2, 9.3 and Article 10 (other than Sections 10.1 and 10.2) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any Intentional Breach, prior to such termination, of any of its representations, warranties, covenants or agreements set forth in this Agreement. “Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of the Company or the Company Board and (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 9.1(b)(i) (if the Company Shareholder Approval has not theretofore been obtained) or Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i), then if within 12 months after such termination the Company or any of its Subsidiaries executes a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal (which, in each case, need not be the same Company Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof) then the Company shall pay the Company Termination Fee (defined in subsection 9.3(b)(ii) below) on the date of such execution or consummation, whichever occurs first; or

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii) or 9.1(c)(iii), then, in any such event, the Company shall pay to Parent a termination fee of $1.125 million (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time provided in Section 9.3(b)(i), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two business days thereof), in the case of termination by Parent pursuant to Section 9.1(c)(ii) or Section 9.1(c)(iii).

(d) The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 9.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for all or a portion of the amounts set forth in this Section 9.3, the Company shall pay to Parent the costs and expenses (including reasonable attorneys’ fees and expenses) of Parent in connection with such suit, together with interest on the amounts set forth in this Section 9.3 from the date payment became due until the date payment is made, at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment became due.

9.4. Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Laws requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.5 Extension of Time; Waiver. At any time prior to the Effective Time, either party may, by action taken or authorized by its Board of Directors, to the extent permitted by applicable Laws, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Laws, waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent’s counsel, Fishman Haygood Phelps Walmsley Willis & Swanson, L.L.P., 201 Saint Charles Avenue, 46th Floor, New Orleans, Louisiana 70170 at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable Laws) of the latest to be satisfied or waived of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”). If the parties, despite reasonable efforts by one or both of them, are unable to agree to a Closing Date within three business days following such satisfaction or waiver, then either party may designate the Closing Date by notice to the other, provided that such date shall be within 10 business days after the date such notice is given (and not later than the Outside Date). If both parties designate a Closing Date pursuant to the preceding sentence that is not the same date, then the earliest notice shall prevail absent an agreement of the parties to the contrary.

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Home Bancorp, Inc.

503 Kaliste Saloom

Lafayette, LA 70508

Attention: Chief Executive Officer

with copies to:

Home Bancorp, Inc.

503 Kaliste Saloom

Lafayette, LA 70508

Attention: Chief Financial Officer

Fishman Haygood Phelps Walmsley Willis & Swanson, L.L.P.

201 St. Charles Avenue, 46th Floor

New Orleans, Louisiana 70170

Attention: Louis Y. Fishman

(b)	if to the Company, to:

GS Financial Corp.

3798 Veterans Boulevard

Metairie, LA 70002

Attention: Chairman of the Board

with a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, N.W.

11th Floor

Washington, D.C. 20005

Attention: Raymond A. Tiernan

10.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 30, 2011. The term “person” or “party” (except when used to refer to the parties to this Agreement) means any individual, trust, partnership, corporation, limited liability company or other entity, including a Governmental Entity. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Laws. This Agreement results from negotiation by the parties and their counsel and has been finalized as a joint effort between them. Consequently, no single party is responsible for drafting this Agreement or any Section or subsection hereof, and no rule of interpretation against a party responsible for drafting shall be applied with respect to this Agreement or any portion hereof.

10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements between Parent and the Company and other than the agreements referred to in Section 7.17.

10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana, without regard to any applicable conflicts of law principles thereof.

10.8 Enforcement. The parties agree that irreparable damage would occur if the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.11 Knowledge of the Company. For purposes of this Agreement, anything known to the Company Bank shall be deemed to be known to the Company.

[signature page(s) follow(s)]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT:

Home Bancorp, Inc.

By:	/s/ John W. Bordelon
Name: John W. Bordelon
Title: Chief Executive Officer

THE COMPANY:

GS Financial Corp.

By:	/s/ Albert J. Zahn, Jr.
Name: Albert J. Zahn, Jr.
Title: Chairman of the Board

Exhibit 7.15

Support Agreement

In consideration of the Agreement and Plan of Merger dated as of March 30, 2011, between Parent and the Company (both as defined therein) (the “Merger Agreement”), and as an inducement to Parent to enter into the Merger Agreement and consummate the transactions described therein, I hereby agree as set forth below. Capitalized terms used herein and not otherwise defined are used as defined in the Merger Agreement.

1. Voting Agreement. I agree to vote, and use my best efforts to cause my affiliates (such term is used as defined in Rule 144 under the Securities Act) to vote, all shares of Company Common Stock that are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by me or any of them (other than in a fiduciary capacity) (a) in favor of the Merger Agreement, at any meeting of the shareholders of the Company (a “Shareholder Meeting”) convened for the purpose of taking a vote with respect thereto or any written consent (a “Shareholder Consent”) solicited with respect thereto, (b) against any Company Acquisition Proposal that conflicts with the Merger Agreement, the Merger, the Bank Merger or the Liquidation at any Shareholder Meeting or the approval of which is sought by any Shareholder Consent and (c) against any amendment of the Company’s or the Company Bank’s Articles of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Bank Merger, the Merger Agreement or the Liquidation or any of the other transactions contemplated thereby. From the date hereof and through the time of the Shareholder Meeting that is referred to in Section 7.4 of the Merger Agreement (including any adjournments, postponements or rescheduling thereof), I further agree not to, and to use my best efforts to cause such affiliates not to, transfer any shares of such Company Common Stock to any person (as defined in the Merger Agreement) or deliver a proxy or Shareholder Consent with respect thereto to any person (other than a proxy solicited by the Company Board with respect to a Shareholder Meeting called pursuant to Section 7.4 of the Merger Agreement), except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution or (ii) to a person who has first bound himself, herself or itself to the provisions of this Section 1 as if such person were me.

2. Support. Except to the extent that Section 7.3 of the Merger Agreement expressly permits otherwise, I agree that (a) following distribution of the Proxy Statement to the Company’s shareholders, I will encourage such shareholders to vote their shares in favor of the Merger Agreement and will not discourage any such shareholder from voting in favor thereof, at any Shareholder Meeting, (b) I will not disparage Parent or Parent Bank to any shareholder, employee (which term includes an officer) or customer of the Company or the Company Bank, will not discourage such employees (and, if asked by any employee will encourage such employee) to accept employment with Parent or Parent Bank if such employment is offered on reasonable terms, and will not discourage such customers (and, if asked by any customer will encourage such customer) to continue to do business with Parent Bank, as successor to the Company Bank following the Bank Merger, and (c) I will make no public statement that disparages Parent or Parent Bank.

3. No Solicitation of Customers and Employees. From the date of this Support Agreement through the date that is one year following the Effective Time of the Merger, I will not solicit, or assist anyone else in soliciting, away from the Company or the Company Bank or, following the Bank Merger, Parent Bank any person who is, on the date of this Support Agreement or on the Closing Date, an employee or customer of the Company Bank or becomes an employee or customer of Parent Bank, as successor by merger to the Company Bank, at the effective time of the Bank Merger. This prohibition shall apply only if such solicitation is for the purpose of benefitting any competing banking or thrift business in the Parishes of Orleans, Jefferson, St. Bernard, Plaquemines or St. Tammany, State of Louisiana.

4. Capacity. The covenants contained herein shall apply to me solely in my capacity as a shareholder of the Company, and no covenant contained herein shall apply to me in my capacity as a director, officer or employee of the Company or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as a director of the Company.

5. Termination. All of the provisions of this Support Agreement shall, if not sooner terminated by the terms hereof, terminate on the date of any termination of the Merger Agreement pursuant to Article IX thereof. Such termination shall not terminate any liability that arises from a breach of this Support Agreement prior to such termination.

6. Severability. The illegality or unenforceability of any provision herein shall not affect the enforceability of any other provision hereof. Any provision that exceeds applicable legal limitations shall be reduced so that it complies with such limitations.

7. Remedies. I acknowledge and agree that Parent could not be made whole by monetary damages in the event of my default of this Support Agreement. It is accordingly agreed and understood that Parent, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Support Agreement and specifically to enforce this Support Agreement.

8. Applicable Law. This Support Agreement shall be governed by the laws of Louisiana without regard to the conflicts of laws principles thereof.

This Support Agreement is dated March 30, 2011.

Name:
Title: Director of the Company and/or the Company Bank

Accepted by Parent:

By:
Name:
Title:

Annex B

March 30, 2011

Board of Directors

GS Financial Corp.

3798 Veterans Boulevard

Metairie, LA 70002

Dear Members of the Board:

We understand that GS Financial Corp. (“GSLA” or the “Company”) intends to enter into an Agreement and Plan of Merger, dated as of March 30, 2011 (the “Agreement”), pursuant to which, among other things, a to-be-formed subsidiary (“Merger Sub”) of Home Bancorp, Inc. (“Home”) will merge with and into the Company (the “Proposed Transaction”) and, upon the effectiveness of such merger, each issued and outstanding share of Company common stock shall be converted into the right to receive $21.00 in cash (the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the shareholders of GSLA pursuant to the Agreement.

FIG Partners LLC (“FIG”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of FIG and their affiliates may from time to time effect transactions and hold securities of GSLA and/or Home Bancorp, to the extent that we have any such position as of the date of this opinion it has been disclosed to GSLA. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy; it has not been reviewed by a fairness committee. In addition FIG has not had a material relationship with any party to the transaction for which we’ve received compensation during the prior two years.

We were retained exclusively by the Board of Directors of GSLA to act as its financial advisor in connection with the Proposed Transaction and in rendering this fairness opinion. We will receive compensation from GSLA in connection with our services, upon the successful

Board of Directors

March 30, 2011

completion of the transaction. GSLA has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning GSLA and Home including among other things, quarterly and annual reports filed by the parties with the Securities and Exchange Commission;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning GSLA and Home;

(iv)	analyzed certain financial projections prepared by the management of GSLA;

(v)	held discussions with members of the senior managements of GSLA and Home for the purpose of reviewing the future prospects of GSLA and Home, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the merger;

(vi)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant; and

(vii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by GSLA and Home and in the discussions with GSLA and Home managements. In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently

Board of Directors

March 30, 2011

available information and judgments and estimates of GSLA and Home and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for GSLA are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of GSLA, Home or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of GSLA, Home or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Proposed Transaction will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Proposed Transaction will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to GSLA, Guaranty Savings Bank, and Home. In rendering this opinion, we have been advised by GSLA and Home and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Proposed Transaction.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors of GSLA and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of GSLA Common Stock in connection with the Proposed Transaction if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Board of Directors

March 30, 2011

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of GSLA Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of GSLA.

Sincerely,

/s/ FIG PARTNERS, LLC

Annex C

Section 131 of the Louisiana Business Corporation Law

A.         Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

B.         The right to dissent provided by this Section shall not exist in the case of:

    (1)         A sale pursuant to an order of a court having jurisdiction in the premises.

    (2)         A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

    (3)        Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the Financial Industry Regulatory Authority, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

C.        (1)        (a) Except as provided in Paragraph (4) of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder’s last address on the corporation’s records.

        (b) An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

    (2)         Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock.

    (3)        Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited in Paragraph (1) and (2), he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

    (4)        In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation’s reply may be sent, deposit the certificates representing his shares in escrow as provided in Paragraph (2), and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as prescribed in Paragraph (2).

D.        If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

E.        In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation’s disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder’s shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation’s statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

F.        When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation’s disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

G.        If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

H.        Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter’s rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

REVOCABLE PROXY

GS FINANCIAL CORP.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GS FINANCIAL CORP. FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                 , 2011 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of GS Financial Corp. or any successors thereto, as proxies with full powers of substitution, to represent and vote, as designated below, all the shares of common stock of GS Financial Corp. held of record by the undersigned on                 , 2011 at the Special Meeting of Shareholders to be held at GS Financial Corp.’s corporate headquarters located at 3798 Veterans Memorial Boulevard, Metairie, Louisiana 70002, on        day,                     , 2011, at         :00 p.m., local time, and any adjournment thereof.

1. Proposal to approve and adopt an agreement and plan of merger, dated as of March 30, 2011, between GS Financial Corp. and Home Bancorp, Inc., pursuant to which, among other things, (i) Home Bancorp Acquisition Corp., an interim corporation to be formed as a subsidiary of Home Bancorp, Inc., will merge with and into GS Financial Corp. and, immediately thereafter, GS Financial Corp. will merge with and be liquidated into Home Bancorp, Inc. and (ii) upon completion of the merger, each outstanding share of GS Financial Corp. common stock (other than specified shares held by GS Financial Corp. or Home Bancorp, Inc.) will be converted into the right to receive $21.00 in cash, without interest.

FOR	☐	AGAINST	☐	ABSTAIN	☐

2. Proposal to approve, on an advisory basis, the compensation that may be received by the named executive officers of GS Financial in connection with the merger.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3. Proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

FOR	☐	AGAINST	☐	ABSTAIN	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please Check Box if You Plan to Attend the Special Meeting. Æ	☐

The Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the advisory proposal to approve the compensation which may be received by the named executive officers of GS Financial in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

▲          Detach above card, sign, date and mail in postage paid envelope provided.         ▲

GS FINANCIAL CORP.

The shares of GS Financial Corp.’s common stock will be voted as specified. If your return this card properly signed, but you do not otherwise specify, this proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the advisory proposal to approve the compensation which may be received by the named executive officers of GS Financial in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

The above signed hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of GS Financial Corp. prior to the signing of this proxy.

Please sign this proxy exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY TODAY

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on                 , 2011.

The proxy statement is available on our website at www.gsfinancialcorp.com under “Investor Relations.” The same website address also contains information on how to obtain directions to attend the special meeting.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

GUARANTY SAVINGS BANK 401(k) PLAN

VOTING INSTRUCTION CARD

GS FINANCIAL CORP.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GS FINANCIAL CORP. FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                 , 2011 AND AT ANY ADJOURNMENT THEREOF.

1. Proposal to approve and adopt an agreement and plan of merger, dated as of March 30, 2011, between GS Financial Corp. and Home Bancorp, Inc., pursuant to which, among other things, (i) Home Bancorp Acquisition Corp., an interim corporation to be formed as a subsidiary of Home Bancorp, Inc., will merge with and into GS Financial Corp. and, immediately thereafter, GS Financial Corp. will merge with and be liquidated into Home Bancorp, Inc. and (ii) upon completion of the merger, each outstanding share of GS Financial Corp. common stock (other than specified shares held by GS Financial Corp. or Home Bancorp, Inc.) will be converted into the right to receive $21.00 in cash, without interest.

FOR	☐	AGAINST	☐	ABSTAIN	☐

2. Proposal to approve, on an advisory basis, the compensation that may be received by the named executive officers of GS Financial in connection with the merger.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3. Proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

FOR	☐	AGAINST	☐	ABSTAIN	☐

4. In their discretion, the trustees are authorized to vote upon such other business as may properly come before the meeting.

Please Check Box if You Plan to Attend the Special Meeting. Æ	☐

The undersigned hereby authorizes the trustees of the 401(k) Plan to vote the shares allocated to the undersigned’s account as provided herein. Shares of GS Financial Corp. held in the 401(k) Plan allocated to your account will generally not be voted unless the voting instruction card is returned. With respect to any other matter that properly comes before the meeting, the trustees are authorized to vote the shares in their discretion.

Please be sure to date and sign this voting instruction card in the box below.	Date

Sign above

▲    Detach above card, sign, date and mail in postage paid envelope provided.     ▲

GS FINANCIAL CORP.

The Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the advisory proposal to approve the compensation which may be received by the named executive officers of GS Financial in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

The shares of GS Financial Corp.’s common stock will be voted as specified. If you return this voting instruction card properly signed, but do not otherwise specify, this voting instruction card will be voted FOR the proposal to approve the merger agreement, FOR the advisory proposal to approve the compensation which may be received by the named executive officers of GS Financial in connection with the merger, and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

The above signed hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of GS Financial Corp. prior to the signing of this voting instruction card.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR VOTING INSTRUCTION CARD TODAY

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on                     , 2011.

The proxy statement is available on our website at www.gsfinancialcorp.com under “Investor Relations.” The same website address also contains information on how to obtain directions to attend the annual meeting.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED.

                         , 2011

To:	Participants in Guaranty Savings Bank’s 401(k) Plan

Re:	Instructions for Voting Shares of GS Financial Corp.

As described in the attached materials, your voting instructions as a participant in the Guaranty Savings Bank 401(k) Plan are being solicited in connection with the proposals to be considered at the upcoming Special Meeting of Shareholders to be held on                          , 2011. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock allocated to your account in the 401(k) Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon and a Voting Instruction Card, which will permit you to direct the Trustees of the 401(k) Plan to vote the shares in your account. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the 401(k) Plan by marking, dating, signing and returning the enclosed Voting Instruction Card in the envelope provided. In order to be effective, your Voting Instruction Card must be received by Registrar and Transfer Company no later than                          , 2011. Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustees.

We urge each of you to vote, as a means of participating in the governance of the affairs of GS Financial Corp. If your voting instructions for the 401(k) Plan are not received, the shares allocated to your account will generally not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed Voting Instruction Card relates only to those shares which have been allocated to your account under the 401(k) Plan. If you also own shares of GS Financial Corp. outside of the 401(k) Plan, you should receive other voting material for those shares owned by you individually.

Sincerely,

Stephen E. Wessel

President and Chief Executive Officer